Exhibit 10.14

CREDIT AGREEMENT
dated as of
May 12, 2011
among
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
and
SCHWEITZER-MAUDUIT RTL PHILIPPINES INC.,
as Borrowers
THE LENDERS PARTY HERETO,
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
J.P. MORGAN SECURITIES LLC,
as Co-Bookrunner and Co-Arranger.
SUNTRUST ROBINSON HUMPHREY, INC.,
as Co-Bookrunner and Co-Arranger,

SG AMERICAS SECURITIES, LLC,
as Co-Bookrunner, Co-Arranger and Co-Syndication Agent,

and

SUNTRUST BANK,
as Co-Syndication Agent

SCHEDULES:

Schedule 1.01 -- Permitted Investments
Schedule 2.01 -- Commitment Schedule
Schedule 3.06 -- Disclosed Matters
Schedule 3.12 -- Subsidiaries
Schedule 3.13 -- Material Agreements
Schedule 3.16 -- Insurance
Schedule 6.02 -- Existing Liens
Schedule 6.08 -- Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Borrowing Request
Exhibit C -- Form of Compliance Certificate
Exhibit D -- U.S. Tax Certificate

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of May 12, 2011 (as it may be amended, restated, modified or supplemented from time to time, this “ Agreement ”) by and among SCHWEITZER-MAUDUIT INTERNATIONAL, INC., a Delaware corporation, (“ Parent ” or “ U.S. Borrower ”), SCHWEITZER-MAUDUIT RTL PHILIPPINES INC., a Philippines corporation, (“ SWM Philippines ” and, together with U.S. Borrower, the “ Borrowers ” and, individually, each a “ Borrower ”), the LENDERS that are a party hereto, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, J.P. MORGAN SECURITIES LLC, as Co-Bookrunner and Co-Arranger, SUNTRUST ROBINSON HUMPHREY, INC., as Co-Bookrunner and Co-Arranger, SG AMERICAS SECURITIES, LLC, as Co-Bookrunner, Co-Arranger and Co-Syndication Agent, and SUNTRUST BANK, as Co-Syndication Agent.

R E C I T A L S:

WHEREAS, the Borrowers have requested that the Lenders and Issuing Bank make certain credit facilities available to the Borrowers, and the Lender and the Issuing Bank are willing to do so, upon the terms and subject to the conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants set forth below, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 9.14.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period (or, as applicable, for the purpose of determining the Alternate Base Rate for any day by reference to a one month Interest Period), an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) with respect to Loans denominated in U.S. Dollars, the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder, and its successors and assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

 “Adverse Tax Ruling” means a final ruling by the Supreme Court of Brazil against the taxpayer, SWM Brazil, and in favor of the applicable tax authorities regarding either one or both of the two assessments by the tax authorities of the State of Rio de Janeiro for Imposto sobre Circulação de Mercadorias e Serviços for the period January 1995 through November 2000.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the Introduction.

“Agreement Currency” has the meaning assigned to such term in Section 9.15.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the aggregate Commitment of all Lenders (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender's share of the aggregate Revolving Credit Exposures at that time); provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender's Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrowers' Net Debt to EBITDA Ratio as of the most recent determination date; provided that, until the delivery to the Administrative Agent, pursuant to Section 5.01 , of the Parent's consolidated financial information for the fiscal quarter ended March 31, 2011, the “Applicable Rate” shall be the applicable rate per annum set forth in Level IV below:

Level	Net Debt to EBITDA Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate
I	Greater than or equal to 2.50 to 1.00	2.00	1.00	0.3%
II	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	1.75	0.75	0.3%
III	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	1.50	0.50	0.25%
IV	Less than 1.00 to 1.00	1.25	0.25	0.2%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Parent based upon the Parent's annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Net Debt to EBITDA Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that, the Net Debt to EBITDA Ratio shall be deemed to be at Level I set forth above (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrowers fail to deliver the annual or quarterly consolidated financial statements required to be delivered by them pursuant to Section 5.01 , during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Disposition” means any sale, transfer, lease or other disposition of any properties or assets of any Borrower or any of its Subsidiaries (including, without limitation, pursuant to a Sale and Leaseback Transaction and any such sale, transfer or disposition of Equity Interests) in a single transaction or in a series of related transactions (other than (a) the sale of inventory or the licensing of intellectual property in the ordinary course of business, (b) the sale of surplus, obsolete or worn out property in the ordinary course of business and (c) the sale of Permitted Investments in the ordinary course of business).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 ), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Action” has the meaning assigned to it in Section 6.12.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the Introduction.

“Borrowing” means (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the applicable Borrower for a Revolving Borrowing in accordance with Section 2.03 .

“Brazil Tax Assessment” means those certain tax assessments existing as of the Effective Date against SWM Brazil by the tax authorities of the State of Rio de Janeiro, Brazil with respect to the transaction tax on the Circulation of Goods and Services for Interstate and Intermunicipal Transportation and Communications (ICMS) for the period from January 1995 through November 2000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, if a determination of a Business Day shall relate to (a) a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are closed for dealings in U.S. Dollar deposits in the London interbank market, (b) an Offshore Currency Loan or Letter of Credit denominated in Euros, or any other dealings in Euros to be carried out pursuant to this Agreement, the term “Business Day” shall also exclude any day that is not a TARGET Day, and  (c) any other Loan or Letter of Credit in any Offshore Currency, the term “Business Day” shall also exclude any day on which dealings in deposits in the relevant Offshore Currency are not conducted by and between banks in the applicable offshore interbank market for such Offshore Currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b) , by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and been adopted after the Effective Date.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, EUR Revolving Loans, PHP Revolving Loans, or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a U.S. Revolving Commitment, EUR Revolving Commitment or PHP Revolving Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder up to the amount set forth on the Commitment Schedule (or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable) as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04 .  The portion of the Commitments, if any, which may be utilized for EUR Revolving Loans and/or PHP Revolving Loans shall constitute the EUR Revolving Commitment and/or PHP Revolving Commitment, as applicable, which shall be treated as a sub-facility of the Commitment; provided that, the total Revolving Credit Exposure shall not exceed the total Commitments.  The aggregate amount of the Lenders' Commitments on the Effective Date is $225,000,000.

“Commitment Schedule” means Schedule 2.01 attached hereto.

“Computation Date” means (a) each date of a delivery of a Borrowing Request, (b) with respect to any Letter of Credit, each of the following: (i) each date of a Borrower's delivery of a request for the issuance of a Letter of Credit, (ii) each date of a Borrower's request for an amendment of any such Letter of Credit having the effect of increasing the amount thereof, and (iii) each date of any payment by the Issuing Bank under any Letter of Credit, and (c) the last day of each fiscal quarter.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “ Controlling ” and “ Controlled ” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified either Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 .

“EBITDA” means, for any period, Net Income for such period plus (without duplication and to the extent deducted in determining Net Income for such period) the sum of (a) Interest Expense for such period, (b) income tax expense for such period, (c) all amounts attributable to depreciation and amortization expense for such period, (d) non-recurring, non-cash restructuring and impairment charges, (e) earnings attributable to the minority interest held by Parent or any of its Subsidiaries in Persons that are not Subsidiaries, to the extent such earnings are actually received by Parent or any of its Subsidiaries and (f) all other non-cash charges (provided that, if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent), minus (without duplication and to the extent included in determining Net Income) (a) amortization of deferred revenue, but not including any increase in deferred revenues for such period and (b) minority interests in the earnings of Subsidiaries, to the extent such earnings are distributed to the holders of such minority interests which such holders are not Parent or any of its Subsidiaries, all calculated for Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.  For purposes of calculating EBITDA for any period of four consecutive quarters (each, a “ Reference Period ”), (i) if at any time during such Reference Period (and after the Effective Date), Parent or any of its Subsidiaries shall have made an acquisition or a disposition of any line of business or Subsidiary, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such acquisition or disposition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and as interpreted by the staff of the Securities and Exchange Commission) or in such other manner reasonably acceptable to the Administrative Agent as if any such acquisition, disposition or adjustment occurred on the first day of such Reference Period, and (ii) EBITDA for the fiscal quarters ended June 30, 2010, September 30, 2010 and December 31, 2010 shall be deemed to be $33,145,000, $38,266,000 and $38,431,000, respectively.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02 ).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” means, whenever this Agreement requires or permits a determination on any date of the equivalent in any currency (the “ base currency ”) of an amount expressed in any other currency (the “ other currency ”), the equivalent amount in such base currency of such amount expressed in the other currency as determined by the Administrative Agent or Borrowers, as applicable, on such date on the basis of the Spot Rate for the purchase of the base currency with such other currency on the relevant Computation Date provided for hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with either Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrowers or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrowers or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrowers or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Borrowers or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrowers or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Loans” means a Loan denominated in U.S. Dollars or in an Offshore Currency that bears interest at the Adjusted LIBO Rate plus the Applicable Margin in effect for Eurodollar Loans from time to time.

“EUR Revolving Commitment” means, at any time, with respect to each Lender, the commitment, if any, of such Lender to make EUR Revolving Loans in Euros and to acquire participations in Letters of Credit issued in Euros in connection therewith up to the amount set forth on the Commitment Schedule (or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable) as such commitment may be reduced or increased from time to time pursuant to (a)  Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04 .  The EUR Revolving Commitment of each EUR Revolving Credit Lender is a sub-commitment of its Commitment.  The initial aggregate amount of the Lenders' EUR Revolving Commitments is the Equivalent Amount in Euros of $100,000,000.

“EUR Revolving Credit Exposure” means, with respect to any EUR Revolving Credit Lender at any time, the sum of the Equivalent Amount in U.S. Dollars of the outstanding principal amount of such Lender's EUR Revolving Loans and its LC Exposure with respect to Letters of Credit issued in Euros at such time.

“EUR Revolving Credit Facility” means the credit facility established for the U.S. Borrower pursuant to Section 2.01(b) .

“EUR Revolving Credit Lender” means a Lender with a EUR Revolving Commitment or, if the EUR Revolving Commitments have terminated or expired, a Lender with EUR Revolving Credit Exposure.

“EUR Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under this Agreement, any of the following Taxes imposed on or with respect to a Recipient:

(a)           income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;

(b)           any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which any Borrower is located; and

(c)           in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b) ), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender's failure to comply with Section 2.17(f) , except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Taxes pursuant to Section 2.17(a) .

“Existing Debt Documents” means that certain Credit Agreement dated as of July 31, 2006 by and among Parent, Schweitzer-Mauduit France S.A.R.L. and Schweitzer-Mauduit Enterprises S.A.S. and each other Credit Document (as defined therein).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“Foreign Borrower Documents” has the meaning assigned to such term in Section 3.19.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “ primary obligor ”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided , that the term Guarantee shall not include  (i) endorsements for collection or deposit in the ordinary course of business, (ii) joint and several liability imposed by Environmental Laws or (iii) inventory purchase agreements entered into in connection with the sale of a mill or other facility.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including, without limitation, with respect to overdrafts),  (b) all obligations of such Person evidenced by bonds, debentures, notes, preferred Equity Interests (which preferred Equity Interests are either mandatorily redeemable or redeemable at the option of the holder, in each case, at any time on or prior to the date that is six months after the Maturity Date) or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) all Off-Balance Sheet Liabilities.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated April 2011 relating to the Borrowers and the Transactions.

“Interest Coverage Ratio” means, on any date of determination, the ratio of (a) EBITDA to (b) Interest Expense paid or payable in cash, in case of each of clauses (a) and (b) for the most recently completed four fiscal quarters then ended of the Parent as of such date.

“Interest Election Request” means a request by the Borrowers to convert or continue a Revolving Borrowing in accordance with Section 2.08 .

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Parent and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) calculated on a consolidated basis for the Parent and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i) .  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMorgan” means JPMorgan Chase Bank, National Association, a national banking association, and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 9.15.

“LC Borrower” has the meaning assigned to such term in Section 2.06(b).

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Equivalent Amount in U.S. Dollars of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Equivalent Amount in U.S. Dollars of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.09(d) , other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, for any Interest Period for any Eurodollar Loan comprising part of the same Borrowing in any currency, an interest rate per annum:

(a)           in the case of U.S. Dollars, equal to the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “ LIBO Rate ” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which U.S. Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period;

(b)           in the case of Euros, equal to either (i) the rate per annum for deposits in such currency that appears on Reuters Page EURIBOR-01 (or any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Euros), or (ii) if a rate cannot be determined pursuant to clause (i) above, a rate per annum equal to the average (rounded upwards, if necessary,  to the nearest whole multiple of 1/16 of 1 % per annum) of the rate per annum  at which deposits in Euros are available to the Administrative Agent as determined by the Administrative Agent in London, England to prime banks in the Euro-zone interbank market, in either case at 11:00 a.m. (Brussels time) two Business Days before the first day of such Interest Period and for a period equal to such Interest Period; and

(c)           in the case of Philippine Pesos, equal to the three-month Philippine Interbank offer rate as quoted by Reuter Monitor Money Rate Services at approximately 11:00 a.m. (Manila time) on the Business Day immediately preceding the first day of such Interest Period and for a period equal to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether now or hereafter executed by or on behalf of any Loan Party, or any employee of any loan party, and delivered to the Administrative Agent or any Lender in connection with the agreement or the transactions contemplated thereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means each Borrower and each other Person which executes a guaranty of the Obligations in favor of the Administrative Agent.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Margin Stock” means any “margin stock” as defined in Regulation U of the Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on (i) the operations, business, assets, properties, liabilities (actual or contingent) or condition, financial or otherwise, of the Parent and its Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (b) a material impairment of the rights and remedies of or benefits available to the Administrative Agent or any Lender under the Loan Documents, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against either Borrower or any other Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and its/their Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrowers or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrowers or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means SWM Philippines and each other consolidated Subsidiary of Parent which holds 10% or more of the consolidated assets or generates 10% or more of consolidated EBITDA of Parent.

“Maturity Date” means May 12, 2016 or any earlier date on which the Commitments are terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody's” means Moody's Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Debt” means, for any date of determination, (a) the Parent's and its Subsidiaries' consolidated Total Debt as of such date minus (b) the total amount of unrestricted cash and cash equivalents (as defined in and set forth on the consolidated financial statements of the Parent for the previous fiscal quarter or year for which financial statements have been delivered pursuant to Section 5.01(a) or (b) ) of the Parent in excess of $15,000,000, in each case, as determined in accordance with GAAP; provided, however, that clause (i) of the definition of “Indebtedness” shall be excluded for purposes of determining Net Debt.

“Net Debt to EBITDA Ratio” means, on any date of determination, the ratio of (a) Net Debt as of such date to (b) EBITDA for the most recently completed four fiscal quarters then ended of the Parent as of such date.

“Net Income” means, for any period, the consolidated net income (or loss) of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Parent or any of its Subsidiaries has an ownership interest and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.

“Offshore Currency” means Euros and Philippine Pesos.

“Offshore Currency Loan” means any Loan denominated in an Offshore Currency.

“OFAC” has the meaning assigned to such term in Section 5.10.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction other than Capital Lease Obligations, (c) any liability under any so-called “synthetic lease” arrangement or transaction entered into by such Person or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b) ).

“P de Mal” means Papeteries de Malaucene S.A.S. and its subsidiary, Malaucene Industries S.N.C.

“Parent” has the meaning assigned to such term in the Introduction.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by (i) Parent or any of its Subsidiaries of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) Parent or any of its Subsidiaries of a majority of the Equity Interests of any Person, in each case, so long as the following conditions have been satisfied:

(a)           the Administrative Agent shall receive not less than twenty (20) days' prior written notice of any such acquisition with an aggregate consideration of greater than $100,000,000 individually or in the aggregate in any fiscal year, which notice shall include a reasonably detailed description of the proposed terms of such acquisition and identify the anticipated closing date thereof;

(b)           the Administrative Agent shall receive, not less than ten (10) Business Days (or such shorter period as shall be agreed to by the Administrative Agent) prior to the consummation of such acquisition (to the extent notice thereof is required under clause (a) above), a due diligence package, which package shall include, without limitation, the following with regard to the acquisition of the applicable Target:

(i)           pro forma financial projections (after giving effect to such acquisition) for Parent and its Subsidiaries for the current and next two (2) fiscal years or through the remaining term of the agreement; and

(ii)           a general description of (A) the Target's business and (B) material agreements binding upon the Target or any of its personal or real property and, if requested by the Administrative Agent, copies of such material agreements;

(c)           prior to and after giving effect to such acquisition and the incurrence of any Loans, other Indebtedness or contingent obligations in connection therewith, Parent on a consolidated basis shall have a Net Debt to EBITDA Ratio (after giving effect to such acquisition, calculated on a pro forma basis in a manner reasonably satisfactory to the Administrative Agent) of not greater than 2.75:1.00 for the twelve (12) month period ending on the last day of the most recently ended quarter for which financial statements of Borrower have been delivered to the Administrative Agent pursuant to Section 5.01(b) prior to such acquisition;

(d)           all material consents necessary for such acquisition have been acquired and such acquisition is consummated in accordance with the applicable acquisition documents and applicable law;

(e)           such acquisition shall not be hostile and (if required) shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target; and

(f)           no Default or Event of Default is in existence or would occur after giving effect to such acquisition.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04 ;

(b)           carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law or arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04 ;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations or to secure statutory obligations of the Borrowers or their Subsidiaries;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII ; and

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrowers or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)             direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by (i) the government of Brazil, with respect to investments of amounts arising from or used in the conduct of such Person's business in Brazil, (ii) the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), (iii) the Republic of France, (iv) the Kingdom of Spain, (v) the Republic of Indonesia, with respect to investments of amounts arising from or used in the conduct of such Person's business in Indonesia, or (vi) the Republic of The Philippines, with respect to investments of amounts arising from or used in the conduct of such Person's business in the Philippines;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P not less than “A-2” or not less than “P-2” from Moody's Investors Service;

(c)           investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)             money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940,  as amended, to the extent any such money market funds are subject to such act, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000;

(f)             such other instruments (within the meaning of Article 9 of the Uniform Commercial Code as adopted in the State of New York) or money market funds either (i) as listed on Schedule 1.01 or (ii) as the Borrowers may request and the Administrative Agent may approve in writing, which approval will not be unreasonably withheld; and

(g)           with respect to investments of amounts arising from or used in the conduct of such Person's business in Brazil, Indonesia and the Philippines, bank debt securities issued by the following banks: Banco ABN AMRO Real S.A., Banco do Brasil S.A., Banco Itau S.A., Banco Safra S.A., HSBC Bank Brasil S.A. Banco Multiplo, Standard Chartered Bank, Pan Indonesia Bank, Bank of the Philippine Islands, Equitable PCI Bank (collectively, the “ Permitted Banks ”) or any Lender; provided that (i) such bank receives a long-term foreign currency senior debt rating from either  S&P or Moody's and such rating is equal to or higher than B- (or the then equivalent) (provided that (A) if the ratings established or deemed to have been established by S&P and Moody's for such bank shall differ, the lower of the two ratings shall apply and (B) if neither S&P nor Moody's shall have in effect a long-term foreign currency senior debt rating for such bank, then Moody's long-term foreign currency deposit rating, if any, shall be substituted therefor); (ii) notwithstanding anything to the contrary contained in this definition, the aggregate amount of all investments and other amounts held by Borrowers or any of their Subsidiaries in Permitted Banks shall not exceed the Equivalent Amount of  $30,000,000 and the aggregate amount of all investments and other amounts held in Permitted Banks located in Indonesia or the Philippines shall not exceed the Equivalent Amount of $25,000,000 and (iii) such investments may be terminated without premium or penalty within three Business Days.

“Permitted Liens” means Liens permitted by Section 6.02 hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Philippine Pesos”, “PHP” and “₱” means the lawful money of the Philippines.

“PHP Revolving Commitment” means at any time, with respect to each Lender, the commitment, if any, of such Lender to make PHP Revolving Loans in Philippine Pesos and to acquire participations in Letters of Credit issued in Philippine Pesos up to the amount set forth on the Commitment Schedule (or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable) as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04 .  The PHP Revolving Commitment of each PHP Revolving Credit Lender is a sub-commitment of its Commitment.  The initial aggregate amount of the Lenders' PHP Revolving Commitments is the Equivalent Amount in Philippine Pesos of $25,000,000.

“PHP Revolving Credit Exposure” means, with respect to any PHP Revolving Credit Lender at any time, the sum of the Equivalent Amount in U.S. Dollars of the outstanding principal amount of such Lender's PHP Revolving Loans and its LC Exposure with respect to Letters of Credit issued in Philippine Pesos at such time.

“PHP Revolving Credit Lender” means a Lender with a PHP Revolving Commitment or, if the PHP Revolving Commitments have terminated or expired, a Lender with PHP Revolving Credit Exposure.

“PHP Revolving Loan” means a Loan made pursuant to Section 2.01(c).

“Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of examinations, inspections or audits pertaining to a Borrower's and/or any of its Subsidiary's assets from information furnished by or on behalf of such Borrower or any such Subsidiary, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrowers or any Subsidiary or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrowers or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrowers or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the Equivalent Amount in U.S. Dollars of outstanding principal amount of such Lender's Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor's.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“Solvent” means, as to any Person: (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Spot Rate” for a currency means (a) for any Computation Date ending on the last day of a fiscal quarter (except in the case of any determination of the Spot Rate used in the calculation of the Equivalent Amount in connection with or pursuant to any terms, conditions or other provisions located in Article II herein), the rate used by the Parent in preparing its financial statements in accordance with GAAP and (b) for all other purposes, the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its foreign exchange office at approximately 11:00 a.m. (New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of any Borrower; [*****].

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swingline Borrower” has the meaning assigned to such term in Section 2.05(b).

“Swingline Exposure” means, at any time, the Equivalent Amount in U.S. Dollars of the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder, and its successors and assigns in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“SWM Brazil” means Schweitzer-Mauduit do Brasil, S.A.

“SWM Philippines” has the meaning assigned to such term in the Introduction.

“Tangible Net Worth” means, as of any date for Parent and its Subsidiaries on a consolidated basis, the sum of (a) the par value (or value stated on the books of Parent) of the capital stock of all classes of Parent, plus (b) the additional paid-in capital of Parent, plus (c) the amount of the surplus and retained earnings whether capital or earned, of Parent, all determined on a consolidated basis in accordance with GAAP, excluding, however, (i) the value of any redeemable preferred stock or similar capital stock of Parent, and (ii) accumulated other comprehensive income, minus (d) the absolute value of treasury stocks, minus (e) the sum of the value indicated on Parent's balance sheet of the following items:  patents, trademarks, copyrights, deferred charges (excluding deferred taxes), deferred credits (excluding deferred revenues), goodwill and other intangible assets.

“Target” means the Person, or business or substantially all of the assets of a Person, proposed to be acquired pursuant to a Permitted Acquisition.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Debt” means, at any date, all Indebtedness of the Parent and its Subsidiaries at such date, on a consolidated basis, calculated in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“United States Dollars”, “U.S. Dollars” and “$” means lawful money of the United States of America.

“U.S.” and “United States” mean the United States of America.

“U.S. Borrower” has the meaning assigned to such term in the Introduction.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Revolving Commitment” means at any time, with respect to each Lender, the commitment, if any, of such Lender to make U.S. Revolving Loans in U.S. Dollars and to acquire participations in Letters of Credit issued in and Swingline Loans made in U.S. Dollars in connection therewith up to the amount set forth on the Commitment Schedule (or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable) at such time hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04 .  The initial aggregate amount of the Lenders' U.S. Revolving Commitments is $225,000,000.

“U.S. Revolving Credit Exposure” means, with respect to any U.S. Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender's U.S. Revolving Loans and its LC Exposure and Swingline Exposure with respect to Letters of Credit issued in U.S. Dollars at such time.

“U.S. Revolving Credit Lender” means a Lender with a U.S. Revolving Commitment or, if the U.S. Revolving Commitments have terminated or expired, a Lender with U.S. Revolving Credit Exposure.

“U.S. Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower and the Administrative Agent.

SECTION 1.02.    Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.    Terms Generally.  The definitions of terms used herein shall apply equally to the singular and plural forms of the terms defined herein.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, clauses, sub-clauses, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and sub-clauses of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

SECTION 1.05.    Currency Equivalents.  For purposes of determining in any currency any amount outstanding in another currency, the Equivalent Amount of such currency on the date of any such determination shall be used.  The Administrative Agent or Parent, as applicable, shall determine the Spot Rates as of each Computation Date to be used for calculating the Equivalent Amounts in U.S. Dollars or Offshore Currencies, as applicable.  Such Spot Rates shall become effective as of such Computation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Computation Date to occur.

ARTICLE II

THE CREDITS

SECTION 2.01.    Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, as follows:

(a)    each U.S. Revolving Credit Lender agrees, severally and not jointly, to make U.S. Revolving Loans to U.S. Borrower, at any time and from time to time during the Availability Period, in an aggregate principal amount at any such time outstanding that will not result in (i) such Lender's U.S. Revolving Credit Exposure ( plus the aggregate amount of such Lender's EUR Revolving Credit Exposure and PHP Revolving Credit Exposure) exceeding such Lender's U.S. Revolving Commitment, or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans;

(b)    each EUR Revolving Credit Lender agrees, severally and not jointly, to make EUR Revolving Loans to U.S. Borrower, at any time and from time to time during the Availability Period,  in an aggregate principal amount at any such time outstanding that will not result in (i) such Lender's EUR Revolving Credit Exposure exceeding such Lender's EUR Revolving Commitment, (ii) such Lender's U.S. Revolving Credit Exposure exceeding such Lender's U.S. Revolving Commitment or (iii) the sum of the total Revolving Credit Exposures ( plus the aggregate amount of such Lender's EUR Revolving Credit Exposure and PHP Revolving Credit Exposure) exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow EUR Revolving Loans; and

(c)    each PHP Revolving Credit Lender agrees, severally and not jointly, to make PHP Revolving Loans to SWM Philippines, at any time and from time to time during the Availability Period,  in an aggregate principal amount at any such time outstanding that will not result in (i) such Lender's PHP Revolving Credit Exposure exceeding such Lender's PHP Revolving Commitment, (ii) such Lender's U.S. Revolving Credit Exposure ( plus the aggregate amount of such Lender's EUR Revolving Credit Exposure and PHP Revolving Credit Exposure) exceeding such Lender's U.S. Revolving Commitment or (iii) the sum of the total Revolving Credit Exposures exceeding the total Commitments.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.    Loans and Borrowings.

(a)    Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided that, the Administrative Agent may allocate (or re-allocate) any U.S. Revolving Loans, EUR Revolving Loans and/or PHP Revolving Loans on a non- pro rata basis on any Computation Date to the extent the failure to so allocate (or re-allocate) on a non- pro rata basis would cause the Revolving Credit Exposure of any Lender to exceed its Commitment.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05 .  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith, provided that all Loans (other than Swingline Loans) in an Offshore Currency shall be a Eurodollar Loan.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the time of each Eurodollar Borrowing, each Eurodollar Loan shall be in U.S. Dollars or in an Offshore Currency, in an aggregate amount of (i) in connection with a U.S. Revolving Loan, not less than $5,000,000 and an integral multiple of $1,000,000 thereof, (ii) in connection with a EUR Revolving Loan, not less than €5,000,000 and an integral multiple of €1,000,000 thereof, and (iii) in connection with a PHP Revolving Loan, not less than ₱5,000,000 and an integral multiple of ₱1,000,000 thereof.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) .  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (x) ten Eurodollar Revolving Borrowings outstanding with respect to the EUR Revolving Loans and U.S. Revolving Loans and (y) three Eurodollar Revolving Borrowings outstanding with respect to the PHP Revolving Loans.  The Equivalent Amount in Euros or Philippine Pesos, as applicable, of each Offshore Currency Loan shall be recalculated hereunder on each date on which it shall be necessary to determine the amount of any Loan or Loans outstanding hereunder on such date.

(d)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e)    All U.S. Revolving Loans and Swingline Loans made to U.S. Borrower shall be made in U.S. Dollars.  All EUR Revolving Loans made to U.S. Borrower shall be made in Euros.  All PHP Revolving Loans made to SWM Philippines shall be made in Philippine Pesos.

SECTION 2.03.    Requests for Borrowings.  To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing in U.S. Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurodollar Borrowing in Euros, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing, (c) in the case of a Eurodollar Borrowing in Philippine Pesos, not later than 11:00 a.m Manila time, three Business Days before the date of the proposed Borrowing, or (d) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall be in the form of Exhibit B or any other form approved by the Administrative Agent and signed by the applicable Borrower.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02 :

(i)    whether the Loans comprising such Borrowing are U.S. Revolving Loans, EUR Revolving Loans or PHP Revolving Loans;

(ii)    the aggregate amount of the requested Borrowing and the currency of the requested Borrowing (which in each case shall be in accordance with Section 2.02 );

(iii)    the date of the requested Borrowing, which shall be a Business Day;

(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)    the location and number of such Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07 .

If no election as to the Type of U.S. Revolving Loan by U.S. Borrower is specified, then the requested U.S. Revolving Loan shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Borrowing for EUR Revolving Loans or PHP Revolving Loans, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration.  Promptly following receipt of a Borrowing Request in accordance with this Section , the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

SECTION 2.04.    [Intentionally Omitted]

SECTION 2.05.    Swingline Loans.

(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in U.S. Dollars to the U.S. Borrower from time to time during the Availability Period, in an aggregate principal amount in U.S. Dollars at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower may borrow, prepay and reborrow Swingline Loans.

(b)    To request a Swingline Loan, the U.S. Borrower (the “Swingline Borrower”) shall notify the Administrative Agent of such request in writing, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from such Swingline Borrower.  The Swingline Lender shall make each Swingline Loan available to the Swingline Borrower to the location and number of the Swingline Borrower's account to which funds are to be disbursed as the Swingline Borrower shall designate in its request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) , by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each  Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.05(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this clause (c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis , to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Swingline Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.05(c) , and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Swingline Borrower (or other party on behalf of the Swingline Borrower) in respect of a Swingline Loan, after receipt by the Swingline Lender of the proceeds of a sale of participations therein, shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this Section 2.05(c) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Swingline Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this Section 2.05(c) shall not relieve the Borrowers of any default in the payment thereof.

SECTION 2.06.    Letters of Credit.

(a)    Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit, in U.S. Dollars or any Offshore Currency, for the account of such Borrower (or for the joint account of U.S. Borrower, SWM Philippines and/or a Subsidiary designated by either such Borrower), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Letters of Credit issued, amended, renewed or extended hereunder at the request of the U.S Borrower shall be issued in U.S. Dollars or Euros, as requested by U.S. Borrower, and shall constitute utilization of the U.S. Revolving Commitments and/or EUR Revolving Commitments, as applicable.  Letters of Credit issued, amended, renewed or extended hereunder at the request of SWM Philippines shall be issued in Philippine Pesos and shall constitute utilization of the PHP Revolving Commitments and the Commitments.

(b)    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower requesting such Letter of Credit (or amendment, renewal or extension of an outstanding Letter of Credit) (the “ LC Borrower ”) shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section ), the amount of such Letter of Credit and whether such amount will be in U.S. Dollars, Euros or Philippine Pesos, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the LC Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total U.S. Revolving Credit Exposure shall not exceed total U.S. Revolving Commitments, (ii) the U.S Revolving Credit Exposure of any Lender (plus such Lender's EUR Revolving Credit Exposure and PHP Revolving Credit Exposure) shall not exceed such Lender's U.S. Revolving Commitment, (iii) the total EUR Revolving Credit Exposure shall not exceed total EUR Revolving Commitments, (iv) the EUR Revolving Credit Exposure of any Lender shall not exceed such Lender's EUR Revolving Commitment, (v) the total PHP Revolving Credit Exposure shall not exceed total PHP Revolving Commitments, (vi) the PHP Revolving Credit Exposure of any Lender shall not exceed such Lender's PHP Revolving Commitment, (vii) the total LC Exposure shall not exceed $20,000,000, (viii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments and (ix) the Revolving Credit Exposure of any Lender shall not exceed such Lender's Commitment.

(c)    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the LC Borrower on the date due as provided in clause (e) of this Section , or of any reimbursement payment required to be refunded to the LC Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the LC Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in U.S. Dollars, Euros or Philippine Pesos, as applicable, based on the currency of such LC Disbursement, not later than 12:00 noon, New York City time (or London time or Manila time in the case of a LC Disbursement in Euros or Philippine Pesos, as applicable), on the date that such LC Disbursement is made, if the LC Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time (or London time or Manila time in the case of a LC Disbursement in Euros or Philippine Pesos, as applicable), on such date, or, if such notice has not been received by the LC Borrower prior to such time on such date, then not later than 12:00 noon, New York City time (or London time or Manila time in the case of a LC Disbursement in Euros or Philippine Pesos, as applicable), on (i) the Business Day that the LC Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time (or London time or Manila time in the case of a LC Disbursement in Euros or Philippine Pesos, as applicable), on the day of receipt, or (ii) the Business Day immediately following the day that the LC Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the LC Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan (or if such LC Disbursement was made in an Offshore Currency, as a Eurodollar Loan with an Interest Period of one month) in an equivalent amount and, to the extent so financed, the LC Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Swingline Loan or Eurodollar Loan, as applicable.  If the LC Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the LC Borrower in respect thereof and such Lender's Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the LC Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis , to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the LC Borrower pursuant to this clause (e) , the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this clause (e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this clause (e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Eurodollar Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the LC Borrower of its obligation to reimburse such LC Disbursement.

(f)    The LC Borrower's obligation to reimburse LC Disbursements as provided in clause (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section , constitute a legal or equitable discharge of, or provide a right of setoff against, the LC Borrower's obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the LC Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the LC Borrower to the extent permitted by applicable law) suffered by the LC Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the LC Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the LC Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    If the Issuing Bank shall make any LC Disbursement, then, unless the LC Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding the date that the LC Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the LC Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section , then (x) Section 2.13(d) shall apply and (y) if any LC Disbursement in an Offshore Currency for which the applicable Lenders have purchased and funded participation interests as provided in Section 2.6(d) above remains outstanding for more than a period of two (2) weeks after the date upon which the funding of such participations was required as set forth above, such LC Disbursement shall automatically accrue interest as a Eurodollar Loan with an Interest Period of one month immediately upon the two week anniversary of the required participation funding date.  Interest accrued pursuant to this clause (h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the LC Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b) .  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all of the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    If any Event of Default shall occur and be continuing, on the Business Day that the LC Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing a majority of the total LC Exposure) demanding the deposit of cash collateral pursuant to this clause (j) , the LC Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “ LC Collateral Account ”), an amount in cash in the applicable currency equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clauses (h) or (i) of Article VII .  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers' risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing a majority of the total LC Exposure), be applied to satisfy other Obligations of the Borrowers under this Agreement.  If the LC Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the LC Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07.    Funding of Borrowings

(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or, in the case of a Eurodollar Borrowing in Euros or Philippine Pesos, London time or Manila time, as applicable), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05 .  The Administrative Agent will make such Loans available to the Borrowers to an account designated by the Borrowers in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, with interest thereon, for each day from and including the date such amount is made available to such Borrower to, but excluding, the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

SECTION 2.08.    Interest Elections

(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, subject to the requirements of Section 2.02 , the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section .  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)    To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 :

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “ Interest Period ”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)    If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing; provided, however, if such Borrowing is denominated in an Offshore Currency, such Borrowing shall instead be continued as a Eurodollar Borrowing of the same Class with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto; provided, however, if such Borrowing is denominated in an Offshore Currency, such Borrowing shall instead be continued as a Eurodollar Borrowing with an Interest Period of one month.

SECTION 2.09.    Termination, Reduction and Increase of Commitments

(a)    Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b)    The Borrowers may at any time terminate the Commitments upon (i) the payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Issuing Bank with a cash deposit (or at the discretion of the Issuing  Bank a back up standby letter of credit satisfactory to the Issuing Bank) equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and all other Obligations in cash together with accrued and unpaid interest thereon.  The Borrowers may from time to time reduce the Commitments of any Class; provided that (A) each reduction of the Commitments shall be in an amount that is an integral multiple of the Equivalent Amount of $1,000,000 and not less than the Equivalent Amount of $5,000,000, and (B) the Borrowers shall not terminate or reduce the Commitments of any Class if, after giving effect to any concurrent prepayment of the Loans of such Class in accordance with Section 2.11 , the sum of the Revolving Credit Exposures for such Class would exceed the total Commitments of such Class.

(c)    The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)    The Borrowers shall have the right (exercisable at any time and from time to time) to increase the Commitments by obtaining additional Commitments  in U.S. Dollars, Euros or Philippine Pesos, by up to an aggregate amount equal to the Equivalent Amount of $100,000,000 (resulting in a maximum aggregate Commitment of the Equivalent Amount of $325,000,000), either from one or more of the Lenders or another lending institution acceptable to Administrative Agent; provided that (i) any such request for an increase shall be in a minimum amount equal to the Equivalent Amount of $25,000,000, (ii) the Administrative Agent shall have consented to such increase in Commitments, (iii) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (iv) the procedures described in Section 2.09(f) have been satisfied.

(e)    Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Commitment, subject only to the approval of all Lenders if any such increase would cause the Commitment to exceed an amount equal to the Equivalent Amount of $325,000,000. As a condition precedent to each such increase, Borrowers shall deliver to the Administrative Agent a certificate (in sufficient copies for each Lender) signed by an authorized officer of Borrowers (i) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such increase and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (B) no Default or Event of Default has occurred and is continuing and (C) Parent is in compliance on a pro forma basis (assuming such increase was made on the last day of the applicable period) with the covenants set forth in Section 6.10 , recomputed for the most recent quarter for which financial statements have been delivered pursuant to calculations and detail acceptable to Administrative Agent.

(f)    Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding Loans and other outstanding advances shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders' respective revised Applicable Percentages. Eurodollar Borrowings shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

SECTION 2.10.    Repayment and Amortization of Loans; Evidence of Debt.

(a)    U.S. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each U.S. Revolving Loan in U.S. Dollars and EUR Revolving Loan in Euros on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (A) the Maturity Date or (B) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the U.S. Borrower shall repay all Swingline Loans then outstanding.  SWM Philippines hereby unconditionally promises to pay to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each PHP Revolving Loan in Philippine Pesos on the Maturity Date.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d)    The entries made in the accounts maintained pursuant to clauses (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04 ) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f)    If on any Computation Date, the aggregate Revolving Credit Exposure of the Lenders for any Class exceeds the aggregate Commitments of the Lenders for such Class, the applicable Borrower shall immediately prepay the Revolving Loans in the amount of such excess.  To the extent that, after any such prepayment of all Revolving Loans of any Class an excess of the Revolving Credit Exposure of such Class over the aggregate Commitments of such Class still exists, the Borrowers shall promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.  Any such payment shall be applied, first, to the Swingline Loans, second , to the Revolving Credit Loans for such Class and, third , as cash collateral for LC Exposure for such Class.

SECTION 2.11.    Prepayment of Loans.

(a)    The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to Section 2.16 and prior notice in accordance with clause (b) of this Section .

(b)    The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing in U.S. Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurodollar Revolving Borrowing in Euros, not later than 11:00 a.m., London time, three Business Days before the date of prepayment, (iii) in the case of prepayment of a Eurodollar Revolving Borrowing in Philippine Pesos, not later than 11:00 a.m., Manila time, three Business Days before the date of prepayment, (iv) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment, or (v) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09 , then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09 .  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02 .  Each prepayment of a Revolving Borrowing of any Class shall be applied ratably to the Revolving Loans of such Class included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 .

SECTION 2.12.    Fees.

(a)    The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on an amount equal to (i) $225,000,000 minus (ii) the average daily amount of the Equivalent Amount in Dollars of the aggregate Revolving Credit Exposure during the period from and including the date hereof to, but excluding, the date on which the Lenders' Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Such commitment fee shall be allocated among Lenders in an amount determined by the unused portion of that Lender's Commitment, expressed as a percentage of the unused portion of the Commitments of all Lenders and multiplied by the amount of such commitment fee as calculated pursuant to the first sentence of this clause (a) .

(b)    The applicable Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender for each Class a participation fee with respect to its participations in Letters of Credit for such Class, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to, but excluding, the later of the date on which such Lender's Commitment terminates or the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to, but excluding, the later of the date of termination of the Commitments or the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this clause (b) shall be payable within ten days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders in the currency specified in Section 2.18(g) .  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.    Interest.

(a)    The Loans comprising each ABR Borrowing (excluding each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    The Loans comprising each Swingline Loan shall bear interest at a rate per annum as may be agreed to in writing between U.S. Borrower and Swingline Lender.

(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder are not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section .

(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to clause (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.    Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted; provided further, if any such Borrowing is to be denominated in an Offshore Currency, such Borrowing shall instead be made as a Eurodollar Borrowing with an Interest Period of one month.

SECTION 2.15.    Increased Costs.

(a)    If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or the Issuing Bank;

(ii)     impose on any Lender or the Issuing Bank or the London or Euro-zone interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the applicable Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.    Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19 , then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid, were it to bid, at the commencement of such period, for U.S. Dollar, Euro or Philippine Peso deposits, as applicable, of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.17.    Taxes.

(a)    Withholding of Taxes; Gross-Up.  Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section ), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)    Payment of Other Taxes by the Borrowers.  The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Borrowers.  The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d) ) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.17(d) shall be paid within ten days after the Recipient delivers to the Borrowers a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)    Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.17(e) shall be paid within ten days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of such Borrowers or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f) .  If any form or certification previously delivered pursuant to this Section 2.17 expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten days after such expiration, obsolescence or inaccuracy) notify such Borrowers and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)     Without limiting the generality of the foregoing, if a Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)    in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit D (a “ U.S. Tax Certificate ”) to the effect that such Lender is not (w) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (x) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (y) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (z) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in sub-clauses (A) , (B) , (C) , (D) and (F) of this Section 2.17(f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided , however , that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrowers or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(f)(iii) , “ FATCA ” shall include any amendments made to FATCA after the date of this Agreement.

(g)    Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17 ), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence ( plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.17(g) , in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)    Issuing Bank.  For purposes of Sections 2.17(e) and (f), the term “Lender” includes any Issuing Bank.

SECTION 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)    The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15 , 2.16 or 2.17 , or otherwise) prior to 12:00 noon, New York City time, London time or Manila time, as applicable, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent (i) with respect to U.S. Revolving Loans, and all other such payments (other than as set forth in clauses (ii) and (iii) below), at its offices at 10 S. Dearborn Street, Floor 07, Mail Code:  IL1-0010, Chicago, Illinois 60603, attention Latanya Driver, (ii) with respect to any amounts owing in Euros in connection with EUR Revolving Loans, at its offices at 125 London Wall, Floor 9, Mail Code:  LW09-1401, London, EC2Y 5A, United Kingdom, attention Belinda Lucas or (iii) with respect to any amounts owing in Philippine Pesos in connection with PHP Revolving Loans, at its offices at 31F Philamlife Tower, 8767 Paseo de Roxas, Makati City 1227, Philippines, attention Irene Garcia and Glenda Rolan, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15 , 2.16 , 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in U.S. Dollars, Euros or Philippine Pesos, as provided herein.

(b)    Any payments or proceeds received by the Administrative Agent (i) not constituting either (x) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers or in such Loan Document), or (y) a mandatory prepayment (which shall be applied in accordance with Section 2.11 ) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first , to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers, second , to pay any fees or expense reimbursements then due to the Lenders from the Borrowers, third , to pay interest then due and payable on the Loans ratably (based on the total Revolving Credit Exposure of each Lender to the total Revolving Credit Exposure of all Lenders at such time), fourth , to prepay principal on the Loans and unreimbursed LC Disbursements ratably (based on the total Revolving Credit Exposure of each Lender to the total Revolving Credit Exposure of all Lenders at such time), fifth , to pay an amount to the Administrative Agent equal to 105% of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth , to the payment of any other Obligation due to the Administrative Agent or any Lender by any Loan Party .   Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of any Class, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (B) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16 . The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c)    At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrowers or any other Loan Party maintained with the Administrative Agent.  The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05 , as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrowers or any other Loan Party maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or its Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this clause (d) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this clause (d) shall apply).  The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e)    Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d), 2.06(e) , 2.07(b) , 2.18(e) or 9.03(c) , then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections , in the case of each of clauses (i) and (ii) above in any order as determined by the Administrative Agent in its discretion.

(g)    All payments of principal of, and interest accrued on, any Loan hereunder shall be made in the currency in which such Loan is denominated.  All payments of fees due pursuant to Section 2.12(a) and (b) shall be payable in (i) U.S. Dollars if in connection with the U.S. Revolving Commitment, (ii) Euros if in connection with the EUR Revolving Commitment, and (iii) Philippine Pesos if in connection with the PHP Revolving Commitment.  All payments of fees to the Administrative Agent for its own account as set forth in the Fee Letter shall be paid in U.S. Dollars.  All payments made to reimburse the Administrative Agent, any Swingline Lender, the Issuing Bank or any Lender for any costs, expenses, or other amounts pursuant to Section 9.03 or any other Loan Document shall be made in the currency in which such obligation to be reimbursed is invoiced or incurred.

(h)    Immediately and automatically upon the occurrence of any Default with respect to any Borrower described in clauses (h) or (i) of Article VII or an acceleration of the maturity of the Loans pursuant to Article VII , all PHP Revolving Loans and EUR Revolving Loans shall be converted to and redenominated in U.S. Dollars equal to the Equivalent Amount of each such PHP Revolving Loan and EUR Revolving Loan determined as of the date of such conversion and each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received (to the extent of its unused Commitment) from each other Lender an undivided interest and participation in and to each Loan in such amounts as are necessary such that, after giving effect thereto, each Lender shall hold its ratable share of each Loan (based on the total Revolving Credit Exposure of each Lender to the total Revolving Credit Exposure of all Lenders at such time); provided that, to the extent such conversion shall occur other than at the end of an Interest Period, the applicable Borrower shall pay to the Administrative Agent for the ratable benefit of each applicable Lender all losses and breakage costs related thereto in accordance with this Agreement and, upon the written request of the Administrative Agent, each of the Lenders shall pay to the Administrative Agent for the ratable benefit of each applicable Lender (based on the total Revolving Credit Exposure of each Lender to the total Revolving Credit Exposure of all Lenders at such time) not later than two Business Days following a request for payment from such Lender, in U.S. Dollars, an amount equal to the undivided interest in and participation in the applicable Loan purchased by such Lender pursuant to this Section 2.18 . In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.18 , the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives from such Lender an amount sufficient to discharge such Lender's payment obligation as prescribed in this Section 2.18 together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the applicable Lender and ending on the date such obligation is fully satisfied. The Administrative Agent will promptly remit all payments received as provided above to each relevant Lender.

SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15, or if the any Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 , then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17 , as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 , or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04 ), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17 , such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such  assignment and delegation cease to apply.

SECTION 2.20.    Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a) ;

(b)    the Commitments and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02 ), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)    all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders of the same Class (if any) in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders' Revolving Credit Exposures plus such Defaulting Lender's Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders' Commitments, (y) the sum of all non-Defaulting Lenders' Revolving Credit Exposures of such Class plus such Defaulting Lender's Swingline Exposure of such Class and LC Exposure does not exceed the total of such non-Defaulting Lenders' Commitments of such Class and (z) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first , prepay such Swingline Exposure and (y) second , cash collateralize such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)    if the Borrowers cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentages; or

(v)    if all or any portion of such Defaulting Lender's LC Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender's Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d)    so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c) , and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrowers, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrowers jointly and severally represent and warrant to the Administrative Agent and the Lenders that as of the date of this Agreement and the date of making any Loan or the issuance of any Letter of Credit:

SECTION 3.01.    Organization; Powers.  The Borrowers and each of their Subsidiaries are duly organized and validly existing under the laws of the jurisdiction of their organization and have all requisite power and authority to carry on their business as now conducted.  The Borrowers and each of their Material Subsidiaries are in good standing under the laws of the jurisdiction of their organization.  The Borrowers and their Subsidiaries, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business in, and are in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.    Authorization; Enforceability.  The Transactions are within each Borrower's and each other Loan Party's, as applicable, corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement and each other Loan Document to which a Borrower is a party has been duly executed and delivered by such Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.    Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority as a condition to the effectiveness thereof, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of its Subsidiaries.

SECTION 3.04.    Financial Condition; No Material Adverse Change.

(a)    Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2009 and December 31, 2010, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for each fiscal quarter ending after the fiscal year ended December 31, 2010 and ending more than 45 days before the date hereof, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)    Since December 31, 2010, there has been no event, circumstance or change in the business, assets, operations, prospects or condition, financial or otherwise, of the Parent and its Subsidiaries, taken as a whole, that has or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.    Properties.

(a)    Each Borrower and each of its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property necessary to its business, free and clear of all Liens except for Permitted Liens.

(b)    Each Borrower and each of its Material Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, free and clear of all Liens (other than Permitted Liens), and the use thereof by each Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.    Litigation and Environmental Matters.

(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of each Borrower, threatened against or affecting such Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, the other Loan Documents or the Transactions.

(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrowers nor any of their Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, (iii) have received notice of any claim with respect to any Environmental Liability or (iv) know of any basis for any Environmental Liability.

SECTION 3.07.    Compliance with Laws and Agreements.  Each Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.    Investment Company Status.  Neither the Borrowers nor any of their Subsidiaries are an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09.    Taxes.  Each Borrower and each of its Subsidiaries (other than to SWM Brazil with respect to the Brazil Tax Assessment) has timely filed or caused to be filed all Federal and material state and foreign Tax returns and reports required to have been filed and has paid or caused to be paid all Federal and material state and foreign Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves as required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.    ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The Borrowers and their Subsidiaries have satisfied all applicable minimum funding requirements with respect to each Plan, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.    Disclosure.  Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of each Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.    Subsidiaries.  As of the Effective Date, the Parent does not have any subsidiaries other than those Subsidiaries listed on Schedule 3.12 .   Schedule 3.12 correctly sets forth, as of the Effective Date, (a) the percentage ownership (direct or indirect) of the Parent in the Equity Interests of its Subsidiaries and also identifies the direct owner thereof and (b) the jurisdiction of organization of each such Subsidiary.

SECTION 3.13.    Material Agreements. All agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement, the breach or loss of which would reasonably be expected to have a Material Adverse Effect, are listed on Schedule 3.13 .  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any material agreement or contract to which it is a party or (b) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.14.    Labor Relations.  To the best knowledge of the Borrowers, none of the Borrowers or any of their Subsidiaries are engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no significant unfair labor practice complaint pending against the Borrowers or any of their Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrowers or any of their Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them, (b) no significant strike, labor dispute, slowdown or stoppage is pending against the Borrowers or any of their Subsidiaries or, to the best knowledge of the Borrowers, threatened against the Borrowers or any of their Subsidiaries and (c) to the best knowledge of the Borrowers, no question concerning union representation exists with respect to the employees of the Borrowers or any of their Subsidiaries, except (with respect to any matter specified in clauses (a) , (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15.    Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date, each Borrower, individually, and Parent and its Material Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.16.    Insurance.  Schedule Section 3.16 sets forth a description of all insurance maintained by or on behalf of the Parent and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Parent and its Subsidiaries is adequate.

SECTION 3.17.    Regulation U.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

SECTION 3.18.    Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.19.    Foreign Borrower.  SWM Philippines is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively, the “ Foreign Borrower Documents ”), and the execution, delivery and performance by SWM Philippines of the Foreign Borrower Documents constitutes and will constitute private and commercial acts and not public or governmental acts.  Neither SWM Philippines nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or  notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which SWM Philippines is organized and existing in respect of its obligations under the Foreign Borrower Documents.

ARTICLE IV

CONDITIONS

SECTION 4.01.    Effectiveness Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02 ):

(a)    The Administrative Agent (or its counsel) shall have received from each Loan Party either (i) a counterpart signature to each Loan Document to which it is a party signed on behalf of such Loan Party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of each Loan Document to which it is a party.

(b)    The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (a) Troutman Saunders, counsel for the Borrowers, and (b) Castillo Laman Tan Pantaleon & San Jose, special Philippine counsel for SWM Philippines, each in form and substance satisfactory to the Administrative Agent, and covering such matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent shall reasonably request.  The Borrowers hereby request such counsels to deliver such opinions.

(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Borrower, (i) confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.02 , (ii) certifying that no event or events have occurred since December 31, 2010 that has had or could reasonable be expected to have, either individually or in the aggregate, a Material Adverse Effect and (iii) certifying the absence of any action, suit, investigation or proceeding that is pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority (other than the Disclosed Matters) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(f)    The Administrative Agent shall have received such UCC-3 termination statements, mortgage releases and all other releases and similar documents as the Administrative Agent may request with respect to any mortgages or security interests, if any, in the collateral of each Borrower securing Indebtedness (if any) being repaid in full on the Effective Date (including, without limitation, pursuant to the Existing Debt Documents).

(g)    The Administrative Agent shall have received (a) the audited consolidated balance sheet and statements of income, stockholders' equity and cash flows of the Parent and its Subsidiaries as of and for the fiscal years ended December 31, 2009 and December 31, 2010 and (b) satisfactory unaudited interim consolidated financial statements of the Parent and its Subsidiaries for each of the quarterly periods ending after December 31, 2010 through the Effective Date.

(h)    The Administrative Agent shall have received financial projections satisfactory to Administrative Agent of the Parent and its Subsidiaries for the four-year period from and including the fiscal year ending December 31, 2011 through the fiscal year ending December 31, 2014, together with such information as the Administrative Agent may reasonably request to confirm the tax, legal, and business assumptions made therein.

(i)    The Administrative Agent shall have received copies of all Governmental Authority and third party approvals necessary or, in the reasonable discretion of the Administrative Agent in consultation with the Borrowers, advisable in connection with the Transactions and all other documents reasonably requested by the Administrative Agent, and such Governmental Authority and third party approvals are in full force and effect as of the Effective Date.

(j)    The Administrative Agent shall have received evidence that all principal, interest, fees and other amounts owing under the Existing Debt Documents shall have been (or shall substantially contemporaneously be) repaid in full (it being understood that such amounts may be repaid out of the proceeds of Loans hereunder) and terminated.

(k)    The Administrative Agent shall have received insurance certificates or binders and endorsements for all insurance as the Administrative Agent shall request naming the Administrative Agent, on behalf of the Lenders, as additional insured for any liability policies, in form and substance satisfactory to the Administrative Agent.

(l)    The Administrative Agent shall have received such other documents, instruments and items as Administrative Agent shall have requested (including, without limitation, any such documents, instruments and items set forth on that certain closing checklist delivered to Borrowers by Administrative Agent).

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.    Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Borrowers and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable;

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing;

(c)    at the time of making and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the total Revolving Credit Exposures of any Class shall not exceed the total Commitments for such Class; and

(d)    Administrative Agent and, if applicable, the Issuing Bank or the Swingline Lender shall have received a Borrowing Request or a notice requesting the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, in each case, in accordance with the requirements of this Agreement.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in clauses (a) , (b) and (c) of this Section .

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the Obligations and other amounts payable hereunder and under the other Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01.    Financial Statements and Other Information.  Each Borrower will furnish to the Administrative Agent and each Lender:

(a)    within 90 days after the end of each fiscal year of the Parent, Parent's audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of  the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, Parent's consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a compliance certificate in the form of Exhibit C and signed by a Financial Officer of Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 , and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    as soon as available, but in any event not more than 45 days after the end of each fiscal year of such Borrower, a copy of the budget and forecast (including a projected consolidated income statement) of the Parent and its Subsidiaries for each month of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent;

(e)    promptly upon receipt thereof, copies of any reports submitted by Parent's accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any such Borrower or any of its Subsidiaries made by such accounts, including any comment letters submitted by such accountants to management of any Borrower or any Subsidiary in connection with their services;

(f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange; or distributed by a Borrower to its shareholders generally as the case may be; and

(g)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of each Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

The information and other materials required to be delivered pursuant to this Section 5.01 may be delivered electronically by Parent to Administrative Agent and Lenders pursuant to procedures approved by the Administrative Agent; provided that, Parent shall deliver paper copies of any such information and/or materials delivered electronically after the date delivery is required under this Section 5.01 to the Administrative Agent or any Lender which requests such delivery within five Business Days after such request.

SECTION 5.02.    Notices of Material Events.  Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)    an Adverse Tax Ruling; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the applicable Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Existence; Conduct of Business.  Each Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 .

SECTION 5.04.    Payment of Obligations.  Each Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.  Each Borrower will, and will cause each of its Subsidiaries to, perform its obligations under any contractual obligation to which such Borrower or such Subsidiary is bound or to which any of its properties is subject, except where the failure to perform could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 5.05.    Maintenance of Properties; Insurance.  Each Borrower will, and will cause each of its Subsidiaries to (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.    Books and Records; Inspection Rights.  Parent will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (and, at the request of the Administrative Agent or Required Lenders, to perform audits of such books and records), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  All such visits, inspections, or audits by the Administrative Agent or any Lender shall be at the Borrowers' expense.  Each Borrower acknowledges that the Administrative Agent, after exercising its rights hereunder, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties' assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07.    Compliance with Laws.  Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.    Use of Proceeds.  The proceeds of the Loans shall be used only for (a) general corporate purposes of the Borrowers and their Subsidiaries in the ordinary course of business, and (b) the refinancing of certain existing Indebtedness of the Borrower and its Subsidiaries on the Effective Date.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.    Further Assurances.  Without limiting the foregoing, each Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents at the expense of the Borrowers.

SECTION 5.10.    OFAC.  Each Borrower shall (a) ensure, and cause each of its Subsidiaries to ensure, that no Person who owns a controlling interest in or otherwise controls such Borrower or any such Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“ OFAC ”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act regulations, as amended.

SECTION 5.11.    Status of Obligations.  No Borrower shall cause, or consent in writing to permit, any of its obligations under this Agreement or under any of the other Loan Documents to rank less than pari passu in right of payment with all other unsecured Indebtedness of such Borrower.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the Obligations and other amounts payable hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 6.01.    Indebtedness.  The Borrowers will not permit (a) Schweitzer-Mauduit International China, Ltd., (b) Schweitzer-Mauduit Canada, Inc., (c) Schweitzer-Mauduit Spain, S.L., (d) SWM-Poland Sp. Zo o, any of their Subsidiaries to create, incur, assume, or permit to exist any Indebtedness, except:

(i)    Indebtedness created hereunder;

(ii)    intercompany Indebtedness permitted pursuant to Section 6.04;

(iii)    Indebtedness arising under any employee benefit plan sponsored by Schweitzer Mauduit France S.A.S., LTR Industries S.A., PDM Industries S.N.C., Papeteries de Mauduit S.A.S., Malaucene Industries S.N.C., Papeteries de Mauduit S.A.S., Papeteries de Saint-Girons S.A.S., Saint-Girons Industries S.N.C., SWM-Poland Sp. Zo o, or any of their Subsidiaries;

(iv)    Indebtedness of Schweitzer-Mauduit Holdings S.A.S. and its Subsidiaries (other than any Subsidiaries of Parent located in Southeast Asia (including, without limitation, P.T. PDM Indonesia and PDM Philippines Industries Inc.)) in an aggregate principal amount not to exceed the Equivalent Amount of €20,000,000 at any time outstanding; provided that,  notwithstanding the above in this clause (iv) , the aggregate principal amount of Indebtedness of Papeteries de Mauduit S.A.S., Papeteries de Saint-Girons S.A.S and their Subsidiaries shall not exceed the Equivalent Amount of €6,000,000 at any time outstanding;

(v)    Indebtedness of SWM-Poland Sp. Zo o in an aggregate principal amount not to exceed €20,000,000 at any time outstanding;

(vi)    Indebtedness of Schweitzer-Mauduit Spain S.L. and SWM Brazil in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(vii)    Indebtedness of any Subsidiaries of Parent acquired, created or established after the Effective Date in an aggregate principal amount not to exceed the Equivalent Amount of $25,000,000 in the aggregate since the Effective Date;

(viii)    other Indebtedness of any such Person of the type permitted to be secured by Sections 6.02(o) or 6.02(p) ;

(ix)    Indebtedness of any Subsidiaries of Parent located in Southeast Asia (including, without limitation, P.T. PDM Indonesia and PDM Philippines Industries Inc.) in an aggregate amount not to exceed the Equivalent Amount of $10,000,000 at any time outstanding; and

(x)    all reimbursement obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments arising in the ordinary course of business.

SECTION 6.02.    Liens.  The Borrowers will not, nor will they permit any Material Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Permitted Encumbrances;

(b)    Liens securing the Obligations;

(c)    Liens securing Indebtedness set forth in Schedule 6.02 and refinancings of such Indebtedness; provided that, the aggregate principal amount of such Indebtedness shall not be increased since the Effective Date;

(d)    Liens arising in the ordinary course of business in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(e)    Liens on the assets and properties of Persons which become Subsidiaries of Parent after the date of this Agreement securing Indebtedness permitted hereby; provided that, such Liens are in existence at the time the respective Persons become Subsidiaries of Parent and were not created in anticipation thereof;

(f)    Liens resulting from progress payments or partial payments under United States government contracts or subcontracts;

(g)    Liens existing on the assets and properties acquired by the Borrowers or their Subsidiaries in the ordinary course of business prior to any such Borrower's or such Subsidiary's acquisition of such assets and properties;

(h)    bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Parent or any Subsidiary of Parent, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(i)    leases or subleases granted to others not interfering in any material respect with the business of Parent or any Subsidiary of Parent and any interest or title of a lessor under any lease (whether a Capital Lease or an operating lease) permitted by this Agreement;

(j)    Liens arising from the granting of a lease or license to enter into or use any asset of Parent or any Subsidiary of Parent to any Person in the ordinary course of business of Parent or such Subsidiary that does not interfere in any material respect with the use or application by Parent or such Subsidiary of the asset subject to such license in the business of Parent or such Subsidiary;

(k)    Liens attaching solely to cash earnest money deposits made by Parent or any Subsidiary of Parent in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition permitted hereunder;

(l)    Liens arising from precautionary UCC financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;

(m)    Liens on insurance policies and proceeds thereof to secure premiums thereunder;

(n)    Liens relating solely to employee contributions withheld from pay imposed by applicable pension law;

(o)    Liens on Equity Interests issued by a  joint venture of Parent or any of its Subsidiaries (but that is not a Subsidiary of Parent) securing Indebtedness of such joint venture permitted hereunder so long as such Indebtedness is recourse to Parent and/or its Subsidiaries solely to the extent of such Equity Interest and substantially similar Liens have been pledged by each other Person owning Equity Interests in such joint venture to secure such Indebtedness;

(p)    purchase money Liens or purchase money security interests upon or in any fixed assets acquired or held by any Borrower or its Subsidiaries in the ordinary course of business to secure the purchase price of such fixed assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such fixed assets; provided that the aggregate principal amount of the Indebtedness secured by the Liens permitted by this clause (p) shall not, on the date such Lien is granted and after giving effect thereto, exceed an aggregate amount equal to 30% of the Parent's Tangible Net Worth at any time; and

(q)    Liens securing Indebtedness not expressly permitted by clauses (a) through (p) above; provided that the aggregate principal amount of the Indebtedness secured by the Liens permitted by this clause (q) shall not exceed an aggregate amount equal to the Equivalent Amount of $150,000,000 at any time outstanding.

SECTION 6.03.    Fundamental Changes; Asset Sales.

(a)    The Borrowers will not, nor will they permit any of their Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with, or liquidate or dissolve or commence a Bankruptcy Action, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that if SWM Philippines is a party to any such transaction, either SWM Philippines shall be the surviving entity or the surviving entity thereof shall assume the obligations of SWM Philippines under this Agreement and the other Loan Documents pursuant to such documents, instruments and agreements and further actions which the Administrative Agent may request (including, without limitation, one or more opinions of legal counsel) in form and substance acceptable to the Administrative Agent, (iii) any Subsidiary (other than SWM Philippines) may liquidate or dissolve if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and its Subsidiaries and is not materially disadvantageous to the Lenders, (iv) a Borrower or any Subsidiary may consummate a Permitted Acquisition and (v) [*****] (B) undertake a Bankruptcy Action if Parent determines in good faith that such abandonment, transfer, disposition or Bankruptcy Action is in the best interests of Parent and its Subsidiaries; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 ;

(b)    The Borrowers will not, nor will they permit any of their Subsidiaries to, make any Asset Disposition, except for (i) Asset Dispositions among the Subsidiaries, (ii) Asset Dispositions of equipment held by SWM Philippines as of the Effective Date in and to a joint venture formed in the People's Republic of China directly or indirectly by Parent to the extent permitted under Section 6.04(f), (iii) Asset Dispositions to the extent made in connection with an investment in a Person expressly permitted under Section 6.04(f) ; (iv) other Asset Dispositions of property that, together with all other property of Borrowers and its Subsidiaries previously leased, sold or disposed of in Asset Dispositions do not exceed $20,000,000 with respect to any one such Asset Disposition or $45,000,000 in the aggregate for all such Asset Dispositions since the Effective Date; and (v) Asset Dispositions permitted under Section 6.03(a)(v) .

(c)    The Borrowers will not, nor will they permit any of their Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by each such Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrowers will not, nor will they permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)    Permitted Investments;

(b)    investments by any Borrower existing on the date hereof in the Equity Interests of its Subsidiaries;

(c)    investments to consummate Permitted Acquisitions;

(d)    loans, advances or Guarantees of obligations which are not Indebtedness made by any Borrower to any Subsidiary and made by any Subsidiary to any Borrower or any other Subsidiary so long as at the time of such loan, advance or Guarantee, Parent on a consolidated basis shall be in compliance with Section 6.10(b) as of the last day of the most recently ended quarter for which financial statements of Parent have been delivered (and such financial statements have been delivered in accordance with the terms hereof);

(e)    Guarantees constituting Indebtedness permitted by Section 6.01; and

(f)    Any other investments, loans or advances (other than Permitted Acquisitions), so long as prior to and after giving effect to any such investment, loan or advance, Parent on a consolidated basis shall have a Net Debt to EBITDA Ratio (after giving effect to any such investment, loan or advance, calculated on a pro forma basis in a manner satisfactory to Administrative Agent) of not greater than 2.75:1.00 for the twelve (12) month period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(b) .

SECTION 6.05.    Swap Agreements.  The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any such Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any such Borrower or any of its Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any such Borrower or any Subsidiary.

SECTION 6.06.    Restricted Payments; Stock Purchases.

(a)    The Borrowers will not, nor will they permit any of their Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (i) each Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (iv) Parent may declare and pay cash dividends with respect to its Equity Interests, so long as prior to and after giving effect to any dividend, Parent on a consolidated basis shall have a Net Debt to EBITDA Ratio (after giving effect to any such dividend, calculated on a pro forma basis in a manner satisfactory to Administrative Agent) of not greater than 2.75:1.00 for the 12 month period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(b) .

(b)    The Parent will not purchase, redeem or otherwise acquire any shares of its Equity Interests except that the Parent may purchase, redeem or acquire (i) shares of its Equity Interests, so long as prior to and after giving effect to any such purchase, redemption or other acquisition, Parent on a consolidated basis shall have a Net Debt to EBITDA Ratio (after giving effect thereto, calculated on a pro forma basis in a manner satisfactory to Administrative Agent) of not greater than 2.75:1.00 for the 12 month period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(b) , (ii) its Equity Interests in connection with its employee 401(k) retirement plan, and (iii) its Equity Interests sold in connection with a cashless exercise of stock options granted under the Parent's equity participation plan.

SECTION 6.07.    Transactions with Affiliates.  The Borrowers will not, nor will they permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to any Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among either of the Borrowers and their wholly owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06 ; (d) any transaction which is not permitted (in whole or in part) under Section 6.07(a) above entered into by Parent or any of its Subsidiaries with a joint venture of Parent or any of its Subsidiaries (but that is not a Subsidiary of Parent) to the extent such transaction (or the portion thereof which is not permitted under Section 6.07(a) ) constitutes an investment permitted under Section 6.04 , (e) customary fees paid, and reimbursement of reasonable expenses, to members of the board of directors of Parent or any of its Subsidiaries, (f) customary compensation (including salaries and bonuses) paid, and reimbursement of reasonable expenses, to officers and employees of Parent or any Subsidiary of Parent and (g) pursuant to one of more transaction permitted under Section 6.03(b)(ii) .

SECTION 6.08.    Restrictive Agreements.  The Borrowers will not, nor will they permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any such Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of the property or assets of any Borrower or any of its Subsidiaries or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to either Borrower or any other Subsidiary or to Guarantee Indebtedness of any such Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or Equity Interests of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or such Equity Interests that are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vi) customary encumbrances or restrictions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which restrictions relate solely to the activities of such joint venture or are otherwise applicable only to the assets that are the subject to such agreement, (vii) any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business, (viii) customary anti-assignment provisions contained in agreements entered into in the ordinary course of business, (ix) customary subordination of subrogation, contribution and similar claims contained in guaranties permitted hereunder, (x) customary restrictions on cash deposits or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xi) customary restrictions on the transfer, lease, or license of any property or asset of any Loan Party in effect on the Effective Date that were entered into in the ordinary course of business, and (xii) encumbrances or restrictions in documents governing Indebtedness assumed or incurred under Section 6.01(vii) or existing with respect to any Person or the property or assets of such Person acquired by Parent or any Subsidiary of Parent in an acquisition permitted hereunder, provided , further , that such encumbrances and restrictions are not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person.

SECTION 6.09.    Amendment of Material Documents.  Borrowers shall not amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such amendment, modification or waiver would be materially adverse or could reasonably be expected to be materially adverse to Lenders.

SECTION 6.10.    Financial Covenants.

(a)    Interest Coverage Ratio.  Borrowers shall not permit the Interest Coverage Ratio to be less than 3.50 to 1.00 as of the last day of any fiscal quarter for the four fiscal quarter period then ending.

(b)    Maximum Net Debt to EBITDA Ratio.  Borrowers shall not permit the Net Debt to EBITDA Ratio to be greater than 3.00 to 1.00 as of the last day of any fiscal quarter for the four fiscal quarter period then ending.

SECTION 6.11.    Fiscal Year.  No Borrower shall change its fiscal year to end on any date other than December 31 of each year.

SECTION 6.12.    Excluded Subsidiaries.  From and after the commencement of any proceeding, filing or other action (whether judicial or non-judicial) seeking a liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or other similar laws now or hereinafter in effect, or any other cessation of operations and settlement with creditors, in any such case [*****] (any such proceeding, filing or action, a “ Bankruptcy Action ”), [*****], to the extent subject to such Bankruptcy Action, as applicable, shall not engage in any business or activity other than the completion of the liquidation, reorganization or other requested relief with respect thereto and will not obtain ownership of or acquire any assets (other than in connection with the liquidation, reorganization or other requested relief with respect thereto), or incur any material liabilities, in each case, from and after the date of such Bankruptcy Action (other than those (a) that are incidental to the maintenance of its existence in compliance with applicable law, (b) reasonably necessary in connection with the completion of the liquidation, reorganization or other requested relief with respect thereto and (c) that are incidental to legal, tax and accounting matters in connection with any of the foregoing activities) and no Borrower nor any of its Subsidiaries shall make any loans or other investments in or to or enter into any other transactions with [*****], as applicable, unless such loans, investments or transactions would be necessary in connection with the undertaking of the matters described in clauses (a) through (c) above and are otherwise permitted hereunder.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)    the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any cash collateral amount due pursuant to Section 2.06(j) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article ) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrowers or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02 , 5.03 (with respect to the Borrowers' existence), 5.08 or in Article VI ;

(e)    the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a) , (b) or (d) of this Article ), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);

(f)    the Borrowers shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)    any default or event of default occurs under any Material Indebtedness and continues beyond any applicable grace, notice or cure period, that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary [*****] or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary [*****]or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    any Borrower or any Material Subsidiary [*****] shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article , (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    any Borrower or any Material Subsidiary [*****] shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Borrower, any Material Subsidiary or any combination thereof [*****] and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment;

(l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)    a Change in Control shall occur;

(n)    the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace or cure therein provided or, if no such grace period is provided for therein, continues for a period of 15 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender); or

(o)    Article X herein for any reason ceases to be valid, binding and enforceable in accordance with its terms or any Loan Party shall challenge the enforceability of any Loan Document, or any provision therein, or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

then, and in every such event (other than an event with respect to any Borrower or any Subsidiary described in clauses (h) or (i) of this Article ), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers or any Subsidiary described in clauses (h) or (i) of this Article , the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent and/or Lenders under the Loan Documents or at law or equity.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 ) and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its/their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 ) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor.  After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any examination or inspection will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Borrower, to it at 100 North Point Center East, Suite 600, Alpharetta, Georgia  30022, Attention of the General Counsel (Telecopy No. (770) 569-4275);

(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 10 South Dearborn Street, 7 th Floor, Mail Code IL1-0010, Chicago, Illinois  60603, Attention Latanya Driver (Telecopy No. (312) 732-6356), with a copy to JPMorgan Chase Bank, 3475 Piedmont Road NE, Floor 18, Atlanta, Georgia  30305-2954, Attention of John Horst (Telecopy No. (404) 926-2613);

(iii)    if to the Issuing Bank, to it at 10 South Dearborn Street, 7th Floor, Mail Code IL1-0010, Chicago, Illinois  60603, Attention of Susan Moy (Telecopy No(312) 385-7107);

(iv)    if to Swingline Lender, to it at JPMorgan Chase Bank, Loan and Agency Services Group, 10 South Dearborn Street, 7 th Floor, Mail Code IL1-0010, Chicago, Illinois  60603, Attention Latanya Driver (Telecopy No. (312) 732-6356); and

(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.    Waivers; Amendments.

(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section , and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers, the Administrative Agent and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase any Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided , further , that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank).  The Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04 or increases in Commitments pursuant to Section 2.09 .

(c)    [Intentionally Omitted.]

(d)    If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “ Non-Consenting Lender ”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is acceptable to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption, to become a Lender for all purposes under this Agreement, to assume all obligations of the Non-Consenting Lender to be terminated as of such date, to comply with the requirements of clause (b) of Section 9.04 , and provide each Class of the Commitments of such Non-Consenting Lender and (ii) the applicable Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17 , and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)    Notwithstanding anything to the contrary in this Agreement, upon the execution and delivery of all documentation required by Section 2.09 to be delivered in connection with an increase to the Commitments, the Administrative Agent, the Borrowers and the new or existing Lenders whose Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto and the new Lenders) solely for the purpose of reflecting any new Lenders and their new Commitments and any increase in the Commitment of any existing Lender.

SECTION 9.03.    Expenses; Indemnity; Damage Waiver.

(a)    The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section , or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Each Borrower, jointly and severally, shall indemnify the Administrative Agent, the Issuing Bank, and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “ Indemnitee ”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement and each other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)    To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a) or (b) of this Section , each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)    To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section .  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section ) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i)    Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)    the Borrowers; provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C)    the Issuing Bank.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (x) a Lender, (y) an Affiliate of a Lender or (z) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15 , 2.16 , 2.17 and 9.03 ).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section .

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “ Register ”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section , the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c) , 2.06(d) , (e) , 2.07(b) , 2.18(e) or 9.03(c) , the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v) .

(c)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “ Participant ”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that: (i) such Lender's obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15 , 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section ; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b) of this Section ; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 , with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the “ Participant Register ”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section  shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.    Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15 , 2.16 , 2.17 and 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  Except as provided in Section 4.01 , this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.    Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and/or any of the other Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrowers and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section .  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York.

(b)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their properties in the courts of any jurisdiction.

(c)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Documents in any court referred to in clause (b) of this Section .  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 .  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION .

SECTION 9.11.    Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality.

(a)    Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section , to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers, or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers.  For the purposes of this Section , “ Information ” means all information received from the Borrowers relating to the Borrowers or their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.    Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “ Charges ”), shall exceed the maximum lawful rate (the “ Maximum Rate ”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.    USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “ Act ”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15.    Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE X
LOAN GUARANTY

SECTION 10.01.    Guaranty.  Parent hereby agrees that it is liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations of SWM Philippines and all costs and expenses including, without limitation, all court costs and attorneys' and paralegals' fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of such Obligations from, or in prosecuting any action against, SWM Philippines or any other guarantor of all or any part of such Obligations (such costs and expenses, together with such Obligations, collectively the “Guaranteed Obligations”). Parent further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02.    Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection. Parent waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue SWM Philippines, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03.    No Discharge or Diminishment of Loan Guaranty.

(a)    Except as otherwise provided for herein, the obligations of Parent hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of SWM Philippines or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which Parent may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)    The obligations of Parent hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)    Further, the obligations of Parent hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement (including this Agreement) relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security (if any) for the obligations of the Parent for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral (if any) securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of Parent or that would otherwise operate as a discharge of Parent as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04.    Defenses Waived.  To the fullest extent permitted by applicable law, Parent hereby waives any defense based on or arising out of any defense of SWM Philippines or Parent or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of SWM Philippines or Parent, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, Parent irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person Parent confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any collateral (if any) held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of Parent under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, Parent waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Parent against any Obligated Party or any security.

SECTION 10.05.    Rights of Subrogation.  Parent will not assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until each of the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06.    Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of SWM Philippines or otherwise, Parent's obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of SWM Philippines, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Parent forthwith on demand by the Lender.

SECTION 10.07.    Information.  Parent assumes all responsibility for being and keeping itself informed of the SWM Philippines' financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Parent assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise Parent of information known to it regarding those circumstances or risks.

SECTION 10.08.    Termination.  The Lenders may continue to make loans or extend credit to SWM Philippines based on this Loan Guaranty until five days after it receives written notice of termination of this Loan Guaranty from Parent.  Notwithstanding receipt of any such notice, Parent will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

SECTION 10.09.    Taxes.  All payments of the Guaranteed Obligations will be made by Parent free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Parent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Parent shall make such deductions and (iii) Parent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.10.    Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Parent under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Parent's liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Parent or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Parent's “Maximum Liability”.  This Section with respect to the Maximum Liability of Parent is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and neither Parent nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of Parent hereunder shall not be rendered voidable under applicable law. Parent agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of Parent without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase Parent's obligations hereunder beyond its Maximum Liability.

SECTION 10.11.    Liability Cumulative.  The liability of Parent under this Article X is in addition to and shall be cumulative with all liabilities of each other Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which each such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:
Name:
Title:

SCHWEITZER-MAUDUIT RTL PHILIPPINES INC.

By:
Name:
Title:

Signautre Page to Credit Agreement

JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION,
as Lender and Administrative Agent

By:
Name:
Title:

Signautre Page to Credit Agreement

SUNTRUST BANK, as Lender

By:
Name:
Title:

Signautre Page to Credit Agreement

NATIXIS, as Lender

By:
Name:
Title:

Signautre Page to Credit Agreement

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as Lender

By:
Name:
Title:

Signautre Page to Credit Agreement

RBS CITIZENS, N.A., as Lender

By:
Name:
Title:

Signautre Page to Credit Agreement

SOCIÉTÉ GÉNÉRALE NEW YORK BRANCH, as Lender

By:
Name:
Title:

Signautre Page to Credit Agreement

Schedule 2.01

COMMITMENTS

Lender	U.S. Revolving Commitment	EUR Revolving Commitment*	PHP Revolving Commitment*	Total Commitment
J.P. Morgan Chase Bank, N.A.	$46,250,000.00	$20,555,555.56	$25,000,000.00	$46,250,000.00
Société Générale	$46,250,000.00	$20,555,555.56	$—	$46,250,000.00
SunTrust Bank	$46,250,000.00	$20,555,555.56	$—	$46,250,000.00
Natixis	$36,250,000.00	$16,111,111.11	$—	$36,250,000.00
Fifth Third Bank	$25,000,000.00	$11,111,111.11	$—	$25,000,000.00
RBS Citizens, N.A.	$25,000,000.00	$11,111,111.10	$—	$25,000,000.00
TOTAL:	$225,000,000.00	$100,000,000.00	$25,000,000.00	$225,000,000.00

*The EUR Revolving Commitment and the PHP Revolving Commitment are sub-commitments and sub-facilities of the U.S. Revolving Commitment.

Schedule 2.01 - 1

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [______________] (the “ Assignor ”) and [______________] (the “ Assignee ”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the “ Credit Agreement ”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “ Assigned Interest ”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: ____________________________

2. Assignee: ____________________________and is an Affiliate/Approved Fund of [identify Lender]1 ]

3. Borrower(s): ____________________________

4. Administrative Agent: JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement.

5.    Credit Agreement:    The Credit Agreement, dated as of May 12, 2011, as amended, restated or otherwise modified, among Schweitzer-Mauduit International, Inc., Schweitzer-Mauduit RTL Philippines Inc., the Lenders that are a party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto.

________________________
1           Select as applicable.

Exhibit A - 1

6. Assigned Interest:

Facility Assigned2	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans 3
	$	$	%
	$	$	%
	$	$	%

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower[, the Loan Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including federal and state securities laws.

[signature page follows]
________________________
2           Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “U.S. Revolving Commitment,” “EUR Revolving Commitment,” “PHP Revolving Commitment,” etc.)

3           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Exhibit A - 3

Consented to and Accepted:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By:
Name:
Title:

[Consented to:]4
[NAME OF RELEVANT BANK]

By:
Name:
Title:

________________________
4 To be added only if the consent of the Borrowers and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A - 4

Annex 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Agreement.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit A - 5

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit A - 6

Exhibit B

FORM OF BORROWING REQUEST

[SCHWEITZER-MAUDUIT INTERNATIONAL, INC.//SCHWEITZER-MAUDUIT RTL PHILIPPINES INC.]

BORROWING REQUEST

Date:  _____________ ___, ____

[JPMorgan Chase Bank, National Association
10 South Dearborn Street
7th Floor
Mail Code:  IL1-0010
Chicago, IL 60603
Attention: Edna Guerra and Latanya Driver]

[JPMorgan Chase Bank, National Association
c/o JPMorgan Europe Limited
Floor 9
125 London Wall
Mail Code:  LW09-1401
London, United Kingdom  EC2Y 5AJ
Attention: Belinda Lucas]

[JPMorgan Chase Bank, National Association
31F Philamlife Tower
8767 Paseo de Roxas, Makati City 1227, Philippines
Attention:  Irene Garcia and Glenda Rolan]

Ladies and Gentlemen:

This Borrowing Request is furnished pursuant to Section 2.03 of that certain Credit Agreement, dated as of May 12, 2011 (as amended, modified, renewed or extended from time to time, the “ Agreement ”) among Schweitzer-Mauduit International, Inc., a Delaware corporation, (“ Parent ” or “ U.S. Borrower ”), Schweitzer-Mauduit RTL Philippines Inc., a Philippines corporation, (“ SWM Philippines ” and, together with U.S. Borrower, the “ Borrowers ” and, individually, each a “ Borrower ”), the lenders party thereto and JPMorgan Chase Bank, N.A. (“ JPMorgan ”), as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings ascribed thereto in the Agreement. The Borrower represents that, as of the date of the requested borrowing, the conditions precedent set forth in Section 4.02 are satisfied.

[U.S. Borrower//SWM Philippines] hereby notifies JPMorgan of its request of the following Borrowing:

Exhibit B - 1

(1) The Borrowing shall be a:
___ U.S. Revolving Loan; or
___ EUR Revolving Loan; or
___ PHP Revolving Loan

(2) Aggregate Amount of the Borrowing: $__________________

(3) The currency of the Borrowing (which shall be in accordance with Section 2.02 of the Agreement) shall be:
___ U.S. Dollars; or
___ Euros; or
___ Philippine Pesos

(4) Borrowing Date of the Borrowing (must be a Business Day):

___________________

(5) The Borrowing shall be:
___ an ABR Borrowing; or
___ a Eurodollar Borrowing

(6) If a Eurodollar Borrowing, the duration of Interest Period:
___ One Month
___ Two Months
___ Three Months
___ Six Months

(7) Location and number of Borrower's account to which Borrowing should be disbursed:
Bank:____________________
ABA:____________________
SWIFT:__________________
Acct. #:__________________

[SCHWEITZER-MAUDUIT INTERNATIONAL, INC.//SCHWEITZER-MAUDUIT RTL PHILIPPINES INC.],

By:
Name:
Title:

Exhibit B - 2

Do not write below. For bank purposes only.

__Customer's signature(s) verified Holds __CFC Used __Hold Placed/Pre-Approved __Same-day Credit/Pre-Approved
__Call-back performed

By:_______________________________________________________________________
Phone Number:______________________________________________________________
Spoke to:___________________________________________________________________
Date:______________________________________________________________________
Time:______________________________________________________________________

RECEIVED BY (Print Name/Phone(Request Only))	INITIALS	PROCESSED BY (Print name)	INITIALS
AUTHORIZED APPROVAL (Print Name)		AUTHORIZED SIGNATURE
AUTHORIZED APPROVAL (Print Name)		AUTHORIZED SIGNATURE

Exhibit B - 3

Exhibit C

FORM OF COMPLIANCE CERTIFICATE

To: The Lenders Parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement, dated as of May 12, 2011 (as amended, modified, renewed or extended from time to time, the “ Agreement ”) among Schweitzer-Mauduit International, Inc., a Delaware corporation, (“ Parent ”), Schweitzer-Mauduit RTL Philippines Inc., a Philippines corporation, (“ SWM Philippines ” and, together with Parent, the “ Borrowers ” and, individually, each a “ Borrower ”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.        I am the duly elected   of Parent;

2.        I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Parent and its Subsidiaries during the accounting period covered by the attached financial statements [ for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3.        The examinations described in paragraph 2 above did not disclose, except as set forth below, and I have no knowledge of, (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4.        Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with Section 6.10 of the Agreement, all of which data and computations are true, complete and correct;

5.        Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered; and

6.    Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking, or proposes to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

Exhibit C - 1

[Signature page follows immediately.]

Exhibit C - 2

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this   day of   ,   .

By:
Name:
Title:

Exhibit C - 3

SCHEDULE I

Compliance as of _________, ____ with
Provisions of 6.10(a) and 6.10(b) of
the Agreement

Exhibit C - 4

Exhibit D-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 12, 2011, among Schweitzer-Mauduit International, Inc., Schweitzer-Mauduit RTL Philippines Inc., the Lenders that are a party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Exhibit D - 1

Exhibit D-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 12, 2011, among Schweitzer-Mauduit International, Inc., Schweitzer-Mauduit RTL Philippines Inc., the Lenders that are a party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Exhibit D - 2

Exhibit D-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 12, 2011, among Schweitzer-Mauduit International, Inc., Schweitzer-Mauduit RTL Philippines Inc., the Lenders that are a party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Exhibit D - 3

Exhibit D-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 12, 2011, among Schweitzer-Mauduit International, Inc., Schweitzer-Mauduit RTL Philippines Inc., the Lenders that are a party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

Exhibit D - 4

Schedule 1.01: Permitted Investments

1)	Goldman Sachs Account No. XXXXXXX Schweitzer-Mauduit International, Inc.; Goldman Sachs Financial Sq. Money Market Inst. - 474

2)	BNP Paribas Asset Management;

3)	BNP Paribas Mois.

4)	Le Crédit Lyonnais

Schedule 2.01: Commitment Schedule

Lender	U.S. Revolving Commitment	EUR Revolving Commitment*	PHP Revolving Commitment*	Total Commitment
J.P. Morgan Chase Bank, N.A.	$46,250,000.00	$20,555,555.56	$25,000,000.00	$46,250,000.00
Société Générale	$46,250,000.00	$20,555,555.56	$—	$46,250,000.00
SunTrust Bank	$46,250,000.00	$20,555,555.56	$—	$46,250,000.00
Natixis	$36,250,000.00	$16,111,111.11	$—	$36,250,000.00
Fifth Third Bank	$25,000,000.00	$11,111,111.11	$—	$25,000,000.00
RBS Citizens, N.A.	$25,000,000.00	$11,111,111.10	$—	$25,000,000.00
TOTAL:	$225,000,000.00	$100,000,000.00	$25,000,000.00	$225,000,000.00

*The EUR Revolving Commitment and the PHP Revolving Commitment are sub-commitments and sub-facilities of the U.S. Revolving Commitment.

Schedule 3.06: Disclosed Matters

U. S. Operations

Name	Issue
City of Pontiac General Employees' Retirement System et. al. vs. Schweitzer-Mauduit International, Inc. et. al.
United States District Court for the Northern District of Georgia, Case No. 1:10-CV-0711TCB
Date Filed: March 21, 2010. D&O insurance is in place and should cover any reasonable adverse outcome, but is subject to a reservation of rights.
Alleged violations of Section 10 of the Securities Act of 1934 and Rule 10b-5, against all defendants, and Section 20(a) of the Securities Act of 1934

Brazilian Operations

Name	Issue
Imposto sobre Circulação de Mercadorias e Serviços, or ICMS, a form of value-added tax in Brazil, was assessed to our Brazilian subsidiary, SWM-B, in December of 2000. SWM-B received two assessments from the tax authorities of the State of Rio de Janeiro for unpaid ICMS taxes from January 1995 through November 2000, collectively the Assessment.

The Assessment concerned the accrual and use by SWM-B of ICMS tax credits generated from the production and sale of certain non-tobacco related grades of paper sold domestically that are immune from the tax to offset ICMS taxes otherwise owed on the sale of products that are not immune. One of the two assessments related in part to tax periods that predated our acquisition of Pirahy and is covered in part by an indemnification from the sellers of Pirahy, or Assessment 1 (case number 2001.001.115144-5). The second assessment pertains exclusively to periods that SWM-B owned the Pirahy mill, or Assessment 2 (case number 2001.001.064544-6). Based on the foreign currency exchange rate at March 31, 2011, the Assessment totaled approximately $36 million, of which approximately $17 million is covered by the above-discussed indemnification.
Alleged improper use of ICMS tax credits accrued on sales of ICMS immune products to reduce ICMS taxes on sales of non-immune products.

Schedule 3.12: Subsidiaries

Subsidiary	% Ownership of Parent in Equity Interest of Subsidiary	Direct Owner of Subsidiary	Jurisdiction of Organization of Subsidiary
Schweitzer-Mauduit International China, Ltd	100%	Schweitzer-Mauduit International, Inc.	Hong Kong
Schweitzer-Mauduit Canada, Inc.	100%	Schweitzer- Mauduit International, Inc.	Canada
Schweitzer-Mauduit Spain, S.L.	100%	Schweitzer-Mauduit International, Inc.	Spain
Schweitzer-Mauduit RTL Philippines Inc.	99.9%	Schweitzer-Mauduit International, Inc.	Philippines
SWM-Poland Sp. zo.o	100%	Schweitzer-Mauduit International, Inc.	Poland
China Tobacco Mauduit (Jiangmen) Paper Industry Company Ltd	50%	Schweitzer-Mauduit International China, Ltd	People's Republic of China
Schweitzer-Mauduit do Brasil, S.A.	99.985%	Schweitzer-Mauduit Spain, S.L.	Brazil
Schweitzer-Mauduit Holding S.A.S.	100%	Schweitzer-Mauduit Spain, S.L.	France
Schweitzer-Mauduit Industries S.A.R.L.	100%	Schweitzer-Mauduit Holding S.A.S.	France
Schweitzer-Mauduit France S.A.S.	94%	Schweitzer-Mauduit Industries S.A.R.L.	France
	3.3%	Schweitzer-Mauduit Holding S.A.S.
	2.7%	Schweitzer-Mauduit International, Inc.
Papeteries de Saint-Girons S.A.S.	100%	Schweitzer-Mauduit France S.A.S.	France
Saint Girons Industries S.N.C.	100%	Papeteries de Saint-Girons S.A.S.	France
Schweitzer-Mauduit Developpements S.A.S.	100%	Schweitzer-Mauduit France S.A.S.	France
LTR Industries, S.A.S.	100%	Schweitzer-Mauduit Developpements S.A.S.	France
Papeteries de Mauduit S.A.S.	100%	Schweitzer-Mauduit France S.A.S.	France
PDM Industries S.N.C.	100%	Papeteries de Mauduit S.A.S.	France
Papeteries de Malaucene S.A.S.	100%	Papeteries de Mauduit S.A.S.	France
Malaucene Industries S.N.C.	100%	Papeteries de Malaucene S.A.S.	France
P.T. PDM Indonesia	95%	Schweitzer-Mauduit France S.A.S.	Indonesia
PDM Philippines Industries, Inc.	99.89%	Schweitzer-Mauduit France S.A.S.	Philippines
Luna Rio Landholding Corporation	40%	PDM Philippines Industries, Inc.	Philippines

Schedule 3.13: Material Agreements

None.

Schedule 3.16: Insurance

Net Insurance Premiums - By Country:

Coverage	Policy #	Coverage Period		Insurance Company	Limits	Deductible
		From	To

Corporate, U.S. Unit and Canada
Directors & Officers (D&O)*		12/1/20010	12/1/2011	Federal Ins. Co. (CHUBB)	$10,000,000	$1,000,000
		12/1/20010	12/1/2011	AXIS Insurance Co.	$10,000,000
		12/1/20010	12/1/2011	Liberty Mutual Ins. Co.	$10,000,000
		12/1/20010	12/1/2011	Federal Ins. Co. (CHUBB)	$5,000,000
		12/1/20010	12/1/2011	Zurich American Insurance Co.	$5,000,000
					$40,000,000

Fiduciary Liability		12/1/2010	12/1/2011	Federal Insurance Co. (CHUBB)	$10,000,000	$100,000

Crime		1/1/2009	12/1/2011	Zurich American Insurance Co.	$10,000,000	$100,000

Commercial General Liability (CGL)		1/1/2011	1/1/2012	Sentry Insurance	$1,000,000	$100,000

Automobile Liability		1/1/2011	1/1/2012	Sentry Insurance	$1,000,000	—

Umbrella Liability*		1/1/2011	1/1/2012	National Union Fire Ins. Co. of Pittsburgh, PA	$25,000,000	Underlying limit
		1/1/2011	1/1/2012	Great American Insurance Co.	$15,000,000

International Casualty Insurance*	1/1/2011	1/1/2012	ACE USA	$2,000,000	—

Special (Kidnap & Ransom)*	1/1/2011	1/1/2014	Liberty Insurance Underwriters, Inc.	$10,000,000	—

Property Damage & Business Interruption	1/1/2011	1/1/2012	FM Global	$2,000,000,000	$100,000/day, 5 day BI
	2/18/2011	2/18/2012	Federal Flood at Columbia Mill, Lee, MA	$500,000	$5,000
	2/18/2011	2/18/2012	Federal Flood at Niagara Mill, Lenox, MA	$500,000	$5,000
	7/25/2010	7/25/2011	Federal Flood at Ancram, NY	$500,000	$5,000

Ocean Marine	12/1/2008	Continuous	Zurich American Insurance Company	$2,000,000	$5,000

Workers Compensation and Employees Liability	1/1/2011	1/1/2012	Sentry Insurance	Statutory by State	$500,000

* = Corporate Coverage

Coverage	Policy #	Coverage Period		Insurance Company	Limits	Deductible
		From	To
BRAZIL
All Risks		1-Dec-10	1-Jan-12	Allianz Seguros	BRL 464,188,668	Material Damage: $ 171.210.00
						Time Element: 5 days

General Liability	Issuance Process	1-Jan-11	1-Jan-12	Royal & Sunalliance	BRL 1,800,000	Commercial and Industrial Operation: R$ 1.500,00
						Products Liability: 10% of loss, with a min. of R$ 2.500,00
						Medical Malpractice: 10% of loss, with a min. of R$ 1.000,00

Auto/TPL	20,311,901	1-Jan-11	1-Jan-12	Royal & Sunalliance	Material Damage and Bodily Injury	Nil
					R$ 1,500,000.00
					Moral Damage
					R$ 200,000.00

All Risks (Notebooks)	3,710,019,847	1-Dec-10	1-Dec-11	Allianz Seguros	BRL 50,000	10% of loss, with a min of R$ 1.000,00

Inland Transit	1,219,186,141	31-Oct-10	31-Oct-11	Zurich	Equivalent to USD $500,000	Equivalent to USD $5.000 per event

Ocean Marine-Import	1,229,186,176	31-Dec-10	31-Dec-11	Zurich	USD $500,000	1%of the total shipment value: with a minimum of USD $5,000

Ocean Marine-Export	1,229,186,177	31-Dec-10	31-Dec-11	Zurich	USD $500,000	USD $5,000

D&O	1,041,296	4-Jul-10	4-Jul-11	Chubb	BRL 20,000,000	Nil

Life Insurance		1-Feb-11	1-Feb-12	Itaú Seguros	Sum Insured: 24 x monthly Salary

				Coverage applies to all Brazil employees	Limit of Sum insured: R$ 328.215,47
Coverages: 100% for Death, Accidental death, Total or Partial Permanent disability due to accident, Total Permanent Disability due to illiness.
Supplemental Coverages:

50% - Automatic Spouses coverage, R$1,730.40 - Children's coverage, R$1.730,40 Familiar Funeral Assistance, R$1.800 Meal allowance, R$ 3.600 Meal allowance, R$ 3.600 Education allowance, R$ 400,00 Short term disability daily per 360 days

CANADA
Property		1-Dec-10	1-Jan-12	Factory Mutual Insurance Company	USD 1,700,000,000.00	USD 100,000
CGL		1-Jan-11	1-Jan-12	Sentry Insurance	CAD 1,000,000.00	CAD 100,000
Auto TPL		5-Jan-11	5-Jan-12	Manitoba Public Ins.	CAD 5,000,000.00	no all perils coverage
Non Owned Auto		11-Aug-10	11-Aug-11	Manitoba Public Ins.	CAD 2,000,000.00	CAD 500 all perils

FRANCE
Property	FR090375	1-Jan-11	1-Jan-12	FM Global	various	various

Machinery breakdown	MA 0703553	1-Jan-11	31-Dec-11	Albingia	subject to list of equipment to be insured	10 % of the loss mini 250 € maxi 1 000 €

Professional multi perils	120024868L	1-Apr-11	31-Mar-12	Covea Risks	various	various

householders' comprehensive	120020915M	1-Apr-11	31-Mar-12	Covea Risks	various	none

householders' comprehensive	120021318Z	1-Apr-11	31-Mar-12	Covea Risks	various	none

Multi perils	22801489ZB	1-Jan-11	31-Dec-11	Covea risks	EUR 101,118.00	10 % of the loss & various

householders' comprehensive	120020377J	1-Apr-11	31-Mar-12	Covea Risks	various	EUR 137.00

Professional multi perils	3,073,575,604	1-Mar-11	1-Mar-12	Axa	EUR 85,755.00	nil except theft 228 €

Professional multi perils	22811054ZY	1-May-11	30-Apr-12	Covea risks	EUR 65,553.00	10% of the loss & various

Liability policy	7,109,851	1-Jan-11	31-Dec-11	CHARTIS Europe	EUR 30 000 000 €	nil for bodily injury (except EL), property and consequential loss 5 000 € per claim, other various

Environmental Impairment Liability	7,201,040	1-Jan-11	31-Dec-11	CHARTIS Europe	5M€ each incident/10 M€ in aggregate	50,000 € each incident

Directors and Officers	7,902,787	1-Jan-11	31-Dec-11	CHARTIS Europe	11 500 000 € per claim & in aggregate	nil

Marine	72,474	1-Jan-11	31-Dec-11	Helvetia	EUR 1,250,000.00	nil

Personal Accident	12,503,609	1-Jan-11	31-Dec-11	Gan Eurocourtage	EUR 230 000,00	nil

INDONESIA
Fire & Perils Insurance and Business Interruption	DFGPJK0103016609	1-Jan-11	1-Jan-12	PT. Asuransi Permata Nipponkoa Indonesia	Limit as per Sum Insured:	—
					Building: USD 1,441,000	Property Damage: USD 100,000.00
					Machinery: USD 7,664,000	Time element: 5 days
					Inventory: USD 2,948,000

Business Interruption: USD 2,628,000

Commercial General Liability	TBD	1-Jan-11	1-Jan-12	PT. Asuransi ACE INA	Employers Liability: USD 1,000,000.00 any one occurrence	NIL
Public&Product Liability: USD 1,000,000.00 any one occurrence / combined single limit per occurrence and in the aggregate

Fidelity Guarantee (Crime)		11-Feb-11	11-Feb-12	PT. Asuransi Permata Nipponkoa Indonesia	USD.250,000.00 Limit in respect of any one employee , any one occurrence and in the aggregate.	10% of claim each and every claim minimum. USD 200.00

Motor Commercial	DV110009000000100	1-Dec-10	1-Dec-11	MSIG	A. Comprehensive/All Risks: based on Market Value	Act of God and Theft: 10% of claim min. IDR 200,000.00
					B. Total Loss: based on Market Value	IDR 200,000 anyone accident for Strike, Riot, Civil Commotion, Terrorism and Sabotage
					C. Third Party Liability: IDR 100,000,000 any one accident	NIL for Personal Accident, Third Party Liability and Medical Expenses
					D. PA Unnamed Passengers & Driver: IDR 50,000,000 (maximum seat capacity)	Material Damage:
					E. Medical Expenses for Unnamed Passengers & Driver: IDR 5,000,000 (maximum seat capacity)	Partial Loss - IDR 200,000.00 per any one accident

F. Transportation Cost: Up to IDR 250,000 on reimbursement of actual cost to continue journey of all persons in the insured vehicle at the time of accident subject to submission of receipt and subject to the official seating capacity of insured vehicle.
Total Loss - IDR 200,000.00 per any one accident

Automobile Liability	DV41000006000100	1-Dec-10	1-Dec-11	PT. Asuransi Allianz Utama Indonesia	USD 100,000 per vehicle any one occurrence	NIL

PHILIPPINES

Property Damage and Business Interruption	1-Jan-11	1-Jan-12	Pioneer Insurance & Surety Corp.
USD 45,905,000 - applies to each of the following: EXPEDITING COSTS and EXTRA EXPENSE combined; MISCELLANEOUS PERSONAL PROPERTY per location; Miscellaneous Unnamed Locations per Location; OFF PREMISES STORAGE FOR PROPERTY UNDER CONSTRUCTION per Location; SERVICE INTERRUPTION PROPERTY DAMAGE and SERVICE INTERRUPTION TIME ELEMENT combined; TRANSPORTATION combined Property Damage and Time Element
$100,000 PD, 5 days BI
USD 25,000,000 - applies to each of the following : DATA, PROGRAMS OR SOFTWARE and COMPUTER SYSTEMS-NON PHYSICAL DAMAGE combined; DEPENDENT TIME ELEMENT
Property Damage - USD 100,000 ; Time Element - 5 Day Equivalent per occurrence, except as follows: A. Computer Systems-Non Physical Damage - 2 Day Equivalent deductible subject to a minimum deductible of USD 100,000 per occurrence

USD 5,000,000 - EARTH MOVEMENT in the aggregate during any policy year
B. Data, Programs or Software - 2 Day Equivalent deductible as respects loss or damage caused by the malicious introduction of a machine code or instruction, subject to a minimum deductible of USD 100,000 per occurrence.

USD 250,000 - LAND AND WATER CONTAMINANT CLEANUP, REMOVAL AND DISPOSAL in the aggregate during any policy year
C. Dependent Time Element Location - USD 100,000 per Location, at each Dependent Time Element Location where the physical damage occurs regardless of any other deductibles that may also apply. However, when the loss results from Earthquake, Wind and/or Flood; such loss shall be subject to its respective deductible(s) as follows: (a) Earthquake - USD 100,000 per location (b) Flood - USD 100,000 per location ('c) Wind - USD 100,000 per location

PROFESSIONAL FEES - USD 25,000 plus 50% of the amount recoverable under this coverage in excess of USD 25,000	D. Earthquake - The following deductible(s) applies to loss caused by or or resulting from earthquake. This earthquake deductible will apply regardless of any other deductibles that may also apply:
Time Limits :
(1) Property Damage - 5% of the value, per the VALUATION clause of the LOSS ADJUSTMENT AND SETTLEMENT section, of the property insured (including foundations) at the Location where the physical damage occurred, per Location.

AUTOMATIC COVERAGE - 90 day period
(2) Time Element - 5% of the full 12 months Time Element values that would have been earned following the occurrence by use of the facilities at the Location where the physical damage occurred and all other Locations where TIME ELEMENT loss ensues, whichever is greater, per Location.

				EXTENDED PERIOD OF LIABILITY - 60 day period	(3) The above earthquake deductibles are subject to a minimum deductible of USD 200,000 for Property Damage and Time Element combined, per Location.
				INGRESS / EGRESS - 30 day period	E. Wind - 3% combined all coverages Includes all Locations where Time Element loss ensues, subject to a minimum of USD 200,000 per location, combined all coverages.
GROSS PROFIT - 12 month period
(Day Equivalent means an amount equivalent to the number of days stated times the 100% daily Time Element value that would have been earned following the occurrence at the Location where the physical damage occurred and all other Locations where TIME ELEMENT loss ensues.)

Commercial General Liability	1-Jan-11	1-Jan-12	ACE Philippines	USD 1,000,000 any one occurrence for General Liability & Products Liability	NONE

Automobile Liability	1-Jan-11	1-Jan-12	Pioneer insurance & Surety Corp.	(a) Own Damage Limit - as per Vehicle's current Fair Market Value	0.50% of Sum Insured, minimum of Php 2,000 each and every claim
(b) Third Party Bodily Injury - Php 1,000,000
(c) Third Party Property Damage - Php 1,000,000
(d) Personal Accident - Php 50,000

OCIP - Owners Controlled Ins. Program - Package	1-Jan-11	11-Jan-12	ACE America Ins. Co.	a) General Liability - $!,000,000 per occurrence	$10,000 per occurrence for all liability coverage except Employee Benefits which is $1,000 each claim
b) Auto Liability - $1,000,000 each accident :
c) Employers Liability - $1,000,000 each accident
d) Employee Benefits - $1,000,000 each Claim/Aggregate

Schedule 6.02: Existing Liens

None.

Schedule 6.08: Existing Restrictions

None.